Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

201 BROOKLINE AVENUE

BOSTON, MASSACHUSETTS

AMENDED AND RESTATED LEASE

FROM

ARE-MA REGION NO. 87 TENANT, LLC

TO

TANGO THERAPEUTICS, INC.

Page

Article I BASIC LEASE PROVISIONS AND ENUMERATIONS OF EXHIBITS	2
1.1 Introduction	2
1.2 Basic Data	2
1.3 Measurement	9
1.4 Enumeration of Exhibits	9
Article II PREMISES	10
2.1 Demise and Lease of Premises; Condition of Premises	10
2.2 Appurtenant Rights and Reservations	10
2.3 Landlord’s Right to Modify the Project	14
2.4 Tenant’s Right of First Offer.	15
Article III LEASE TERM AND EXTENSION OPTIONS	18
3.1 Term	18
3.2 Intentionally Omitted.	18
3.3 Tenant’s Remedies in the Event of Delay in the Commencement Date.	19
3.4 Extension Option.	19
Article IV ANNUAL FIXED RENT; ADDITIONAL RENT	22
4.1 Payment of Rent	22
4.2 Management Fee Rent	22
4.3 Late Payment	23
4.4 Tenant’s Payments	23
4.5 Additional Allowance.	23
Article V TAXES	24
5.1 Definitions	24
5.2 Tenant’s Payment of Taxes	25
Article VI OPERATING EXPENSES	26
6.1 Definitions	26
6.2 Operating Expense Exclusions Defined	28
6.3 Payment of Tenant’s Expense Share.	30
6.4 Tenant’s Audit Rights.	31
Article VII BUILDING SERVICES	32

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7.1 Building Services	32
7.2 Heating, Ventilation and Air Conditioning	33
7.3 Electricity	33
7.4 Water	34
7.5 Gas	34
7.6 Elevators	35
7.7 Common Areas	35
7.8 Access and Security	35
7.9 Tenant’s Telecommunications Provider	35
7.10 No Damage	36
7.11 Tenant’s Remedy in the Event of Service Interruption	36
7.12 Sustainability Initiative; Consumption Data. See Exhibit 7.12.	37
Article VIII TENANT’S REPAIRS	37
8.1 Structural Repairs	37
8.2 Other Repairs to be Made by Landlord	37
8.3 Tenant’s Repairs and Maintenance	38
Article IX ALTERATIONS	38
9.1 Landlord’s Approval	38
9.2 Conformity of Work	39
9.3 Performance of Work, Governmental Permits and Insurance	40
9.4 Liens	40
9.5 Nature of Alterations	41
9.6 Increases in Taxes	41
9.7 Alterations Permitted Without Landlord’s Consent.	42
Article X PARKING	42
10.1 Parking Privileges	42
10.2 Parking Charges	42
10.3 Parking Facilities Operation	43
10.4 Limitations	43
Article XI CERTAIN TENANT COVENANTS	44

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11.1 Rent.	44
11.2 Use.	44
11.3 Signage and Items Visible Outside of the Premises	45
11.4 Rules and Regulations	45
11.5 Licenses and Permits	45
11.6 Floor Load	46
11.7 Taxes on Personal Property	46
11.8 Payment of Legal Fees	46
11.9 Compliance with Law	46
11.10 Reserved	47
11.11 Transportation Access Plan Agreement	47
11.12 OFAC	47
11.13 Permits and Approvals	48
11.14 Premises Cleaning; Pest Control	49
11.15 Hazardous Materials	49
11.16 Landlord’s Representations, Covenants and Indemnity.	54
Article XII ASSIGNMENT AND SUBLETTING	55
12.1 Restrictions on Transfer	55
12.2 Tenant’s Notice	55
12.3 Landlord’s Termination Right	55
12.4 Consent of Landlord	56
12.5 Permitted Transfers	57
12.6 Profit on Subleasing or Assignment	58
12.7 Additional Conditions	58
Article XIII INDEMNITY AND INSURANCE	60
13.1 Tenant’s Insurance	60
13.2 Indemnification	61
13.3 Property of Tenant	62
13.4 Limitation of Landlord’s Liability for Damage or Injury	62
13.5 Waiver of Subrogation; Mutual Release	62

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13.6 Tenant’s Acts--Effect on Insurance	63
13.7 Landlord’s Insurance.	63
Article XIV FIRE, CASUALTY AND TAKING	64
14.1 Damage	64
14.2 Termination Rights.	65
14.3 Rent Abatement	66
14.4 Taking for Temporary Use	66
14.5 Disposition of Awards	66
Article XV DEFAULT	67
15.1 Tenant’s Default	67
15.2 Termination; Re-Entry	68
15.3 Continued Liability; Re-Letting	69
15.4 Liquidated Damages	69
15.5 Waiver of Redemption	70
15.6 Landlord’s Default	71
15.7 Tenant’s Self-Help Right	71
Article XVI MISCELLANEOUS PROVISIONS	72
16.1 Waiver	72
16.2 Cumulative Remedies	72
16.3 Quiet Enjoyment	72
16.4 Surrender	73
16.5 Brokerage	75
16.6 Invalidity of Particular Provisions	75
16.7 Provisions Binding, etc.	75
16.8 Recording; Confidentiality	76
16.9 Notices and Time for Action	76
16.10 When Lease Becomes Binding and Authority	77
16.11 Paragraph Headings	77
16.12 Rights of Mortgagee	77
16.13 Rights of Ground Lessor	78

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16.14 Notice to Mortgagee and Ground Lessor	78
16.15 Assignment of Rents	79
16.16 Estoppel Certificate and Financial Statements	80
16.17 Self-Help	80
16.18 Holding Over	80
16.19 Entry by Landlord	81
16.20 Counterparts	82
16.21 Entire Agreement	82
16.22 Limitations on Liability	82
16.23 No Partnership	83
16.24 Security Deposit	83
16.25 Governing Law	86
16.26 Waiver of Trial by Jury	87
16.27 Signage	87
16.28 Landlord’s Future Redevelopment/Changes	87
16.29 Rooftop Equipment	89
16.30 Force Majeure	92
16.31 Landlord’s REIT Requirements	92

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ACTIVE/115992888.1

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

THIS AMENDED AND RESTATED LEASE AGREEMENT AMENDS, RESTATES AND SUPERSEDES IN ITS ENTIRETY THAT CERTAIN LEASE AGREEMENT DATED AS OF SEPTEMBER 26, 2019 (THE “ORIGINAL LEASE”), BY AND BETWEEN TENANT (AS DEFINED BELOW) AND LANDMARK CENTER PARK DRIVE LLC, A DELAWARE LIMITED LIABILITY COMPANY, THE PREDECESSOR-IN-INTEREST TO LANDLORD (AS DEFINED BELOW).

201 BROOKLINE AVENUE

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which Landlord and Tenant are the parties hereinafter named, and which relates to space in the building to be constructed and known as 201 Brookline Avenue, Boston, Massachusetts.

The parties to this instrument hereby agree with each other as follows:

Article I
BASIC LEASE PROVISIONS AND ENUMERATIONS OF EXHIBITS

1.1 Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2 Basic Data

Effective Date:	November 4_, 2021
Landlord:	ARE-MA REGION NO. 87 TENANT, LLC, a Delaware limited liability company
Present Mailing Address of Landlord:	c/o Alexandria Real Estate Equities, Inc. 26 North Euclid Avenue Pasadena, CA 91101 Attention: Corporate Secretary
Landlord’s Construction Representative:	Mr. Michael Carli and Ms. Shay Sims
Tenant:	TANGO THERAPEUTICS, INC., a Delaware corporation
Present Mailing Address of Tenant:	100 Binney Street, Cambridge, MA 02142
Tenant’s Construction Representative:	Dr. Dimitris Papoutsakis

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Term or Lease Term: (sometimes called the “Original Term”)

The period beginning on the Commencement Date and expiring on the date that is one hundred twenty (120) full calendar months after the Rent Commencement Date (the “Expiration Date”), unless extended or sooner terminated as hereinafter provided.

Extension Option:	Two (2) periods of five (5) years as provided in and on the terms set forth in Section 3.4 hereof
Rent Year:

A period of twelve (12) consecutive calendar months beginning on the Rent Commencement Date or an anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Rent Year shall begin on the Rent Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Rent Year shall begin on the day following the last day of the prior Rent Year.

Estimated Commencement Date:	March 15, 2022
Commencement Date:	The date on which Landlord achieves Premises Substantial Completion, as defined in Section I of Exhibit 2.1.
Occupancy Date:

The date which is the earlier of (i) Outside Occupancy Date, as hereinafter defined, or (ii) the date on which Tenant first commences to use the Premises, or any portion thereof, for any Permitted Use. For the purposes of the definition of the Occupancy Date, neither the performance of Tenant’s Work nor the installation of any of Tenant’s furniture, fixtures or equipment shall be deemed to be “use of the Premises for any Permitted Use”.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Outside Occupancy Date:

The date seven (7) months after the Commencement Date, except that the Outside Occupancy Date shall be extended by the number of days, if any, that Tenant’s Work is actually delayed by any Landlord Delay. Subject to Section I.E of Exhibit 2.1 (Effect of Tenant Delay) and the second sentence of Section I.D(2) of Exhibit 2.1 (Exceptions from Requirement that All of Landlord’s Work Must Be Complete as of Substantial Completion), Landlord’s failure to achieve Substantial Completion of Landlord’s Work on or before the date seven (7) months after the Commencement Date shall be deemed to be a Landlord Delay.

Landlord Delay:

A delay in Tenant’s Work solely caused by any default by Landlord in its obligations under this Lease. Landlord shall not be charged with any period of Landlord Delay prior to the time that Landlord receives written notice of such Landlord Delay from Tenant.

Rent Commencement Date:	The date that is four (4) months after the Occupancy Date.
Premises:

A portion of the Building consisting of (a) the entire eighth (8th) floor (known as Suite 801) containing approximately 41,905 rentable square feet, (b) a portion of the ninth (9th) floor of the Building (known as Suite 901) containing approximately 22,513 rentable square feet, (c) those portions of the first floor of the Building, known as Room S103, containing approximately 86 rentable square feet of chemical storage space and , and Room S104, containing approximately 86 rentable square feet of chemical storage space (collectively, the “Chemical Storage Rooms”) (d) a portion of the penthouse floor of the Building, known as Room S1510, containing approximately 215 rentable square feet of mechanical space, all as shown on the floor plans annexed hereto as Exhibit 1.2-1, Sheets 1 and 2 and incorporated herein by reference, and as further defined and limited in Section 2.1 hereof

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Rentable Floor Area of the Premises:	Approximately 64,805 square feet.

Annual Fixed Rent:	(a) During the Original Term:
Period of Time	Annual Fixed Rent	Monthly Fixed Rent
Commencement Date Through the day immediately preceding the Rent Commencement Date	$0	$0
Rent Year 1	$5,119,595.00	$426,632.92
Rent Year 2	$5,273,182.85	$439,431.90
Rent Year 3	$5,431,378.34	$452,614.86
Rent Year 4	$5,594,319.69	$466,193,31
Rent Year 5	$5,762,149.27	$480,179.11
Rent Year 6	$5,935,013.76	$494,584.48
Rent Year 7	$6,113,064.17	$509,422.01
Rent Year 8	$6,296,456.09	$524,704.67
Rent Year 9	$6,485,349.77	$540,445.81
Rent Year 10	$6,679,910.27	$556,659.19

(b) During any Extended Term (if any and if exercised), as determined pursuant to Section 3.4.
Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, other than Annual Fixed Rent.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Tenant’s Share:

Tenant’s Share: Subject to Section 1.3, a fraction, the numerator of which is the number of rentable square feet of the Premises and the denominator of which is the number of rentable square feet in the Building (i.e., 12.73%).

Tenant’s Expense Share: See Section 6.1.

Building:

The fourteen-(14)-story building and other improvements on the Land to be constructed in accordance with Exhibit 2.1 hereto and to be known as 201 Brookline Avenue in Boston, Massachusetts, as the same may, subject to the provisions of Section 2.2 of the Lease and Exhibit 2.1 hereto, be altered, expanded, reduced or otherwise changed by Landlord from time to time.

Land:

The parcel of land described in Exhibit 1.2-2 attached hereto.

Landlord has advised Tenant that the Land has neither been subjected to a condominium nor subdivided, but in the future Landlord may elect to subject the parcel to a condominium or subdivide the parcel. If the Land is either subjected to a condominium or subdivided, Landlord will notify Tenant of the new definition of the “Land”, which will be either the condominium unit which includes the Building or the subdivided portion(s) of the Land on which the Building is located. Prior to creating any condominium or completing any subdivision, the portion of the Land which is reasonably related to the Building, as determined by Landlord in its reasonable discretion, shall be known as the “201 Building Land”.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Office Area:

The portions of the Building devoted from time to time for general office use, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time. The Office Area shall not include any areas which are to be leased for laboratory, retail, restaurant or entertainment purposes, nor shall it include the parking facilities located within the Project.

Laboratory Area:

The portions of the Building devoted from time to time for research and development and laboratory use, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time. The Laboratory Area shall not include any areas which are to be leased for general office, retail, restaurant or entertainment purposes, nor shall it include the parking facilities located within the Project.

Retail/Restaurant Area:

The portions of the Building devoted from time to time for retail, restaurant or entertainment purposes, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time. The Retail/Restaurant Area shall not include any areas which are to be leased for general office, research and development and laboratory use, nor shall it include the parking facilities located within the Project.

Project:

The Building and the Land, together with the building commonly known as 401 Park Drive (the “401 Building”) and other buildings, land and garages, together with all common areas and other improvements thereon, commonly known as “The Landmark Center”. Tenant acknowledges that the Project is a mixed use project consisting of retail areas, office and laboratory buildings and other commercial uses and may be altered, expanded, reduced or otherwise changed from time to time and that Landlord reserves the right to modify the Project, to change the uses thereof, and to designate areas of the Project as common areas or as areas for the exclusive use of one or more occupants or one or more uses.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Permitted Use:

Subject in all events to applicable Legal Requirements, as hereinafter defined, Tenant shall have the right to use each portion of the Premises for the following purposes only:

Premises: General office purposes, research and development and laboratory purposes (which at Tenant’s election may include a vivarium), consistent with a first-class office and laboratory building in Boston and Cambridge. In addition, Tenant may use the lab portion of the Premises for the keeping of laboratory animals - such as, but without limitation, mice, rats, rabbits, and guinea pigs.

Chemical Storage Rooms: The storage of Hazardous Materials for Tenant’s use in, or produced from, the Premises.

Maximum Amount of Landlord’s Allowance:	Up to [***] (i.e., [***] per rentable square foot of the Premises), payable as set forth in Exhibit 2.1.
Maximum Additional Allowance:	Up to $[***] (i.e., [***] per rentable square foot of the Premises), payable as set forth in Exhibit 2.1.
Landlord’s Fit Plan Allowance:	Up to [***] (i.e., [***] per rentable square foot of the Premises).
Brokers:	CBRE Inc. (“Tenant’s Broker”) and Newmark Knight Frank (“Landlord’s Broker”)
Security Deposit Amount:	[***] in the form of cash or an irrevocable letter of credit, and subject to reduction as set forth in Section 16.24 hereof.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Normal Business Hours:

“Normal Business Hours” are Monday through Friday of each week, from 8:00 a.m. to 6:00 p.m. on business days and 9:00 a.m. to 2:00 p.m. on Saturdays, excluding New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other day on which the New York Stock Exchange is closed in observance of a holiday (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located.

Tenant Party

Tenant, any affiliate of Tenant, any subtenant or any other occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

Landlord Party

Landlord, any affiliate of Landlord, Landlord’s managing agent for the Building and/or the Project, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives.

1.3 Measurement

The parties acknowledge that the Rentable Floor Area of: (i) the Premises will be approximately 64,805 rentable square feet, and (ii) the Building will be 512,749 rentable square feet, each as determined in accordance with the Base Building Plans and Specifications (as hereinafter defined) and the measurement spreadsheet attached hereto as Exhibit 1.3 (collectively referred to herein as the “Measurement Standard”). By not later than thirty (30) days following the Occupancy Date, Landlord shall cause Landlord’s architect to deliver a certificate to Tenant certifying the actual Rentable Floor Area of the Premises and the Building (“Landlord’s Architect’s Rentable Floor Area Certificate”). Landlord’s Architect’s Rentable Floor Area Certificate shall certify that the measurements the rentable area of the Premises and the Building as set forth in the Landlord’s Architect’s Rentable Floor Area Certificate have been determined in accordance with the Measurement Standard. In the event that the actual Rentable Floor Area of the Premises set forth in Landlord’s Architect’s Rentable Floor Area Certificate is greater than 64,805 rentable square feet, there shall be no increase in Fixed Rent, the Maximum Amount of

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Landlord’s Allowance, the Maximum Additional Allowance, the Security Deposit Amount, or any other number or amount in this Lease which is based on the Rentable Floor Area of the Premises, except that Tenant’s Share shall be revised to equal a fraction, the numerator of which is the actual Rentable Floor Area of the Premises as certified by Landlord’s Architect in Landlord’s Architect’s Rentable Floor Area Certificate, and the denominator of which is the actual Rentable Floor Area of the Building as certified by Landlord’s Architect in Landlord’s Architect’s Rentable Floor Area Certificate. In the event that the actual Rentable Floor Area of the Premises set forth in Landlord’s Architect’s Rentable Floor Area Certificate is less than 64,805 rentable square feet, there shall be a proportionate reduction in Fixed Rent, the Maximum Amount of Landlord’s Allowance, the Maximum Additional Allowance, the Security Deposit Amount, and all other numbers or amounts in this Lease which are based on the Rentable Floor Area of the Premises. Landlord and Tenant shall enter into an agreement setting forth such reduced amounts within thirty (30) days of delivery of Landlord’s Architect’s Rentable Floor Area Certificate. In addition, in the event that either Landlord or Tenant has overpaid any amounts to the other party as a result of the reduction in the Rentable Floor Area of the Premises, the party who received the overpayment shall refund the amount of the overpayment to the other party within thirty (30) days following delivery of Landlord’s Architect’s Rentable Floor Area Certificate.

1.4 Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit 1.2-1 Plans of Premises (Sheets 1 and 2)

Exhibit 1.2-2 Legal Description of the Land

Exhibit 1.3 Measurement Spreadsheet

Exhibit 2.1 Work Letter

Exhibit 2.1-1 Base Building Plans and Specifications

Exhibit 2.1-2 Landlord Work Matrix

Exhibit 2.1-3 Tenant Plan and Working Drawings Requirements

Exhibit 2.2(d) Roof Decks

Exhibit 3.1 Form of Declaration Affixing the Commencement Date of Lease

Exhibit 7.12 “Green” Lease Rider

Exhibit 7.12-1 Landlord’s Energy and Sustainability Construction Guidelines & Requirements

Exhibit 9.5-1 List of Required Removables

Exhibit 9.5-2 List of Installations which Must Remain

Exhibit 11.4 Rules and Regulations

Exhibit 11.4-1 Construction Rules and Regulations

Schedule 1 Insurance Requirements for Tenant’s Alterations

Exhibit 11.4-2 Loading Dock Rules and Regulations

Exhibit 11.11-1 Intentionally Omitted

Exhibit 11.11-2 Intentionally Omitted

Exhibit 11.15(a) Tenant’s Hazardous Materials

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 11.15(f) Form of Environmental Questionnaire

Exhibit 11.16 Environmental Assessment Reports

Exhibit 16.13 Form of Recognition Agreement

Exhibit 16.14 List of Mortgagees

Exhibit 16.24 Form of Letter of Credit

Article II
PREMISES

2.1 Demise and Lease of Premises; Condition of Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises for the Lease Term, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common with other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and restrooms located on such floor. Without limiting the foregoing, the Premises extend to the middle of any interior demising walls. The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth on Exhibit 2.1 attached hereto and made a part hereof.

2.2 Appurtenant Rights and Reservations

(a) Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided so long as such changes or alterations do not materially and adversely affect Tenant’s use or occupancy of, or access to, the Premises, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office and laboratory building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord in accordance with Section 11.4 of which Tenant is given notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas, loading docks, and freight elevators serving the Building and the common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common restrooms, corridors and elevator lobby of such floor, (d) the showers located on the first (1st) floor, (e) the bicycle storage area located on the first (1st) floor, and (f) the plazas and other common areas of the Project as Landlord makes the same available from time to time (collectively, the “Common Areas”); and no other appurtenant rights and easements, except as otherwise expressly set forth in the Lease. From and after the Occupancy Date, Tenant shall have reasonable access to the use of at least two (2) loading docks and two (2) freight elevators. Tenant shall have access to such loading docks during Normal Business Hours at no separate cost or fee to Tenant; provided, however, that Tenant acknowledges and agrees that the costs and expenses of operating and maintaining the loading docks may be included in Operating Expenses. Such access shall be subject to Landlord’s priority of use during the performance of Landlord’s Work and to Landlord’s reasonable requirements.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) Acid Neutralization System.

(i) Landlord shall provide Tenant with non-exclusive access to the acid neutralization system existing as of the date of this Lease (“Acid Neutralization System”) pursuant to the terms and conditions of this Lease. Tenant acknowledges and agrees that the Acid Neutralization System shall be shared with other tenants of the Building. Tenant’s obligation to pay its share of ongoing operation costs of the Acid Neutralization System shall be allocated among Tenant and other user tenants on a pro rata basis, with Tenant’s share based on the ratio of the rentable square footage of the Premises to the sum of the rentable square footages of the Premises and the premises of all other user tenants, provided, however, that, at any time and from time to time, Landlord may equitably adjust such allocation based on use by Tenant and other tenant users of the Acid Neutralization System. Landlord’s sole obligations for providing the Acid Neutralization System, or any acid neutralization system facilities, to Tenant shall be (the “Acid Neutralization Obligations”) to (i) to obtain and maintain the permit required from the Massachusetts Water Resources Authority for discharge through the Acid Neutralization System (the “Discharge Permit”), provided that Tenant reasonably cooperates with Landlord and provides all information and documents reasonably necessary in connection with the Discharge Permit, and (ii) contract with a third party to maintain the Acid Neutralization System as operating as per the manufacturer’s standard maintenance guidelines. Notwithstanding anything herein to the contrary, if the Acid Neutralization System must be replaced and the cost thereof is not included in such third party maintenance contract, then, Landlord shall replace the Acid Neutralization System, it being acknowledged, however, that Tenant shall be responsible for its share of all costs incurred in connection therewith as an Operating Expense allocated to the Laboratory Area Expense Pool, as provided in Article VI below (subject to amortization set forth therein relating to Permitted Capital Expenditures).

(ii) Tenant shall be solely responsible for the use of the Acid Neutralization System by Tenant, its employees, any contractors, sublessees, invitees or any party other than Landlord or Landlord’s contractors, and Tenant shall be jointly and severally responsible for the use of the Acid Neutralization System with the other user tenants. Tenant shall use, and cause other parties under its control or for which it is responsible to use, the Acid Neutralization System in accordance with this Lease and in accordance with all applicable Legal Requirements, the Discharge Permit and any permits and approvals from Governmental Authorities for or applicable to Tenant’s use of the Acid Neutralization System. Neither Landlord nor Tenant shall take any action or make any omission that would result in a violation of the Discharge Permit or any other permit or Legal Requirements applicable to the Acid Neutralization System. Tenant’s compliance with applicable permits and Legal Requirements shall include but not be limited to posting signs at all sinks located in the Premises containing applicable notices regarding the use of sink drains for the disposal of chemicals and other Hazardous Materials. Tenant shall maintain a chemical management plan prohibiting the improper discharge or disposal of chemicals. Tenant shall train all laboratory personnel in the Premises on the proper disposal of chemicals and other Hazardous Materials. Landlord reserves the right, at any time and from time to time, to require reasonable limitations and restrictions on discharges by Tenant to the Acid Neutralization System as Landlord may reasonably determine to be necessary for the operation of the Acid Neutralization System. Landlord and its contractors and consultants shall be permitted to perform periodic sampling of all substances regulated under permits applicable to the Acid Neutralization System, including without limitation the Discharge Permit, or as otherwise deemed

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

appropriate by Landlord in its sole discretion. Landlord and its contractors and consultants shall be permitted to perform periodic inspections of the Acid Neutralization System and the discharge points and connections thereto located in the Premises. If requested by Landlord based on conditions pertaining to the Acid Neutralization System, Tenant shall promptly provide updates to its list of Tenant’s Hazardous Materials List (as defined in Section 11.15(a) below) to Landlord. Tenant shall promptly notify Landlord of any changes in the flow volume or properties that could impact the operation of the Acid Neutralization System or compliance with applicable permits or Legal Requirements, including without limitation a discharge known or reasonably believed to be non-compliant, changes in Tenant’s operations in the Premises and addition of new equipment by Tenant such as cage washers, glass washers or autoclaves.

(iii) The scope of the Surrender Plan (as defined in Section 16.4(b) of this Lease) shall include all actions for the proper cleaning, decommissioning and cessation of Tenant’s use of the Acid Neutralization System, and all requirements under this Lease for the surrender of the Premises shall also apply to Tenant’s cessation of use of the Acid Neutralization System, in each case whether at Lease expiration, termination or prior thereto (but Tenant shall not be required to complete the decommissioning of the Acid Neutralization System if other tenants or occupants will continue to use the same after the expiration or earlier termination of this Lease, nor shall Tenant be responsible for or bear any costs of decommissioning arising from the use of the Acid Neutralization System by any party other than Tenant; it being agreed that if multiple tenants use the Acid Neutralization System, then Landlord shall be responsible for completing the decommissioning thereof, and Tenant shall pay to Landlord within thirty (30) days after invoice therefor Tenant’s share of the reasonable, actual costs of decommissioning based on the ratio of the rentable square footage of the Premises to the rentable square footage of the Premises and the premises of all other user tenants). The obligations of Tenant under this Lease with respect to the Acid Neutralization System shall be joint and several with such other tenants as aforesaid, except in the event that Tenant can provide evidence to Landlord’s reasonable satisfaction that neither Tenant nor any Tenant Party caused, contributed to or exacerbated the matter for which Tenant would otherwise be responsible but for this exception. Without in any way limiting the Acid Neutralization Obligations, Landlord shall have no obligation to provide Tenant with operational emergency or back-up acid neutralization facilities or to supervise, oversee or confirm that the third party maintaining the Acid Neutralization System is maintaining such system as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Acid Neutralization System when such system is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up system or facilities. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such Acid Neutralization System will be operational at all times or that such system will be available to the Premises when needed. Without in any way limiting the Acid Neutralization Obligations, in no event shall Landlord be liable to Tenant or any other party for any damages of any type, whether actual or consequential, suffered by Tenant or any such other person in the event that the Acid Neutralization System or back-up system, if any, or any replacement thereof fails or does not operate in a manner that meets Tenant’s requirements. For the avoidance of doubt, the foregoing shall not abrogate Landlord’s responsibilities under this Lease.

(c) Emergency Generator. Landlord’s sole obligation for either providing an emergency generator or providing emergency back-up power to Tenant shall be: (i) to provide an

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

emergency generator with not less than the capacity of the emergency generator serving the Building as of the Occupancy Date, and (ii) to contract with a third party to maintain the life safety back-up generator as per the manufacturer’s standard maintenance guidelines. Except as otherwise provide in the immediately preceding sentence, Landlord shall have no obligation to provide Tenant with operational emergency or life safety back-up generators or back-up power or to supervise, oversee or confirm that the third party maintaining the life safety back-up generator is maintaining the generator as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the life safety back-up generator when the life safety back-up generator is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative life safety back-up or emergency generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such life safety back-up or emergency generators will be operational at all times or that life safety back-up or emergency power will be available to the Premises when needed. In no event shall Landlord be liable to Tenant or any other person for any damages of any type, whether actual or consequential, suffered by Tenant or any such other person in the event that any life safety backup or emergency generator or life safety back-up power or any replacement thereof fails or does not provide sufficient power.

(d) Roo f Decks. Landlord shall construct and maintain rooftop decks (the “Roof Decks”) on the penthouse level of the Office Area (“Penthouse Roof Deck”) and above the fourth floor (“Fourth Floor Roof Deck”) for nonexclusive use by tenants and occupants of the Building and others entitled thereto. Subject to Force Majeure (as hereinafter defined), construction of the Roof Decks shall be completed on or prior to the Occupancy Date (except for any items which, due to construction limitations caused by the weather or season, cannot be completed by the Occupancy Date, in which event Landlord shall complete such items as soon as possible after the Occupancy Date). Subject to Force Majeure and closures for repair and maintenance, and subject to Landlord’s rights to modify one or both of the Roof Decks in accordance with Section 2.2 (but subject to Section 16.28(a) and (c) below), Tenant shall have the right, during such times as Landlord makes the Roof Decks available for use by the tenants and occupants of the Building and others entitled thereto: (i) to use the Roof Decks on a nonexclusive basis in common with other tenants, at no additional charge (other than inclusion in Operating Expenses), and (ii) to reserve the Roof Decks for its exclusive use from time to time on a first- come, first-served basis. Tenant shall reimburse Landlord upon invoice therefor, for all of Landlord’s reasonable third party out-of-pocket costs and the provision of Building personnel (including additional security, janitorial or other services reasonably needed to facilitate Tenant’s exclusive use of the Roof Decks) incurred in connection with any exclusive use of the Roof Decks by Tenant. Tenant’s use of the Roof Decks shall be subject to availability and such rules and regulations as Landlord may establish from time to time in accordance with Section 11.4. Notwithstanding the foregoing, Landlord reserves the right to use or designate the portion(s) of the Roof Decks which are not shown as “Minimum Exterior Roof Deck” on Exhibit 2.2(d) attached hereto, and other portions of the rooftop area, for other uses or for the exclusive use by other tenants; provided, however, that in no event shall Landlord permanently designate the portion(s) of the Roof Decks shown as “Minimum Exterior Roof Deck” on said plan for other uses or for the exclusive use by other tenants.

2.3 Landlord’s Right to Modify the Project

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a) The Property. Landlord reserves for its benefit the right from time to time, subject to Section 16.28(a) and (c) below, so long as the following does not cause any unreasonable interference with Tenant’s use or, have a material adverse effect on, Tenant’s occupancy of or access to the Premises: (i) to enter the Premises to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or the Land, (ii) to alter or relocate or perform, or cause to be performed, construction in any other common facility, provided that substitutions are substantially equivalent or better and (iii) to reduce, increase, enclose or otherwise change but not eliminate at any time and from time to time the size, number, location, lay-out and nature of the Common Areas and facilities and other premises in the Building or the Land. Installations, replacements and relocations referred to in clause (i) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord agrees to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

(b) The Project. Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and plazas and Common Areas in the Project, except that at all times during the Lease Term, Tenant shall have (i) a reasonable means of access from a public street to the Premises, and (ii) subject to Section 16.28(a) and (c), Landlord shall not eliminate or materially adversely affect Tenant’s right to use the showers, Roof Decks, bicycle storage area, freight elevators or loading docks. Subject to Section 16.28(a) and (c), it is understood that in its sole discretion, Landlord shall have the right to change and rearrange the plazas and other Common Areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in the Project the Premises excepted; provided however that (A) Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Building and Premises and (B) the exercise of Landlord’s rights under this Section shall not have a material adverse effect on Tenant’s occupancy of the Premises. Landlord is not under any obligation to permit individuals without proper building identification to enter the Building after 6:00 p.m.

2.4 Tenant’s Right of First Offer.

(a) Definitions. For the purposes of this Section 2.4:

(i) “ROFO Premises” shall be defined as: (x) the entire seventh (7th) floor of the Building, or any portion thereof, when it becomes Available for Lease to Tenant (as hereinafter defined), and (y) the balance (i.e., other than the portion of the ninth (9th) floor initially leased to Tenant) of the ninth (9th) floor of the Building, or any portion thereof, when it becomes available for lease to Tenant. The parties agree that the entire seventh (7th) floor contains approximately 41,585 rentable square feet and that the balance of the ninth (9th) floor contains approximately 19,495 rentable square feet.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii) Any ROFO Premises shall be deemed to be “Available for Lease to Tenant”: (1) after the expiration of the term or prior termination of the initial lease (“Initial Lease”) of such ROFO Premises to a third party (“Initial Tenant”), as such lease may be extended or renewed, (2) when all Prior Rights, as hereinafter defined, to lease such ROFO Premises, have either lapsed unexercised or by have been waived in writing by the holder of such Prior Rights, and (3) when Landlord intends to offer such ROFO Premises for lease (provided that, in any event, Landlord shall give an Offer (as hereinafter defined) with respect to such ROFO Premises to Tenant not later than one hundred twenty (120) days after Landlord determines, in its good faith judgment, that such ROFO Premises will be Available for Lease to Tenant).

(iii) “ROFO Conditions” shall be deemed to be satisfied if:

(1) as of both the date that Landlord would be required to give Tenant an Offer, as hereinafter defined, and as of the commencement of the term of the Lease with respect to such ROFO Premises: (x) this Lease is in full force and effect, (y) there exists no uncured Event of Default by Tenant, and (z) Tango Therapeutics, Inc., itself, together with any Permitted Transferee, as defined in Section 12.4, are occupying at least sixty percent (60%) of the rentable area of the Premises then demised to Tenant, and

(2) as of the date on which such ROFO Premises are expected to be delivered to Tenant, there remain at least eighteen (18) months left in the Term (it being understood and agreed that Tenant shall have the right to elect to unconditionally exercise its option to extend the Term pursuant to Section 3.4, if any such right remains in force, if necessary to meet this ROFO Condition (provided that the determination of the Extension Term Fixed Rent shall occur as if Tenant provided its Extension Notice eighteen (18) months prior to the expiration of the then-current term).

(iv) “Prior Rights” shall be defined as any extension or renewal option under the Initial Lease of such ROFO Premises.

(b) Procedures. Subject to satisfaction of all of the ROFO Conditions (any of which ROFO Conditions Landlord may waive, by written notice to Tenant, in Landlord’s sole discretion), Tenant shall have a one-time right of first offer to lease any ROFO Premises whenever such ROFO Premises become Available for Lease to Tenant. When Landlord determines that a ROFO Premises is Available for Lease to Tenant, Landlord shall give Tenant a written notice (“Offer”) offering to lease such ROFO Premises to Tenant. Each Offer shall set forth: (i) the location and size of the ROFO Premises, (ii) the Fixed Rent which would be payable by Tenant (which Fixed Rent shall be equal to the Prevailing Market Rent of such ROFO Premises, as defined in Section 3.4, and determined in accordance with this Section 2.4, (iii) the estimated Commencement Date with respect to such ROFO Premises (“Estimated ROFO Commencement Date”), (iv) the term of the Lease and the estimated expiration date with respect to the ROFO Premises, and (v) any other terms applicable to such Offer. Tenant may accept such Offer by giving written notice (“Acceptance”) to Landlord on or before the date ten (10) business days after Landlord gives such Offer to Tenant. If Tenant fails timely give an Acceptance of such Offer to Landlord, then Tenant shall have no further right to lease the offered ROFO Premises pursuant to this Section 2.4. Any Acceptance by Tenant must be unconditional, except that Tenant may, in its Acceptance, object to Landlord’s designation of the Prevailing Market Rent of such ROFO

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Premises. If the Acceptance does not include an objection to Landlord’s designation of the Prevailing Market Rent of such ROFO Premises, then Tenant shall conclusively be deemed to have accept such designation.

(c) Terms Applicable to Demise of ROFO Premises. The demise of any ROFO Premises shall be upon the terms set forth in the Offer, and otherwise upon all of the same terms and conditions of the Lease, except:

(i) Commencement Date: The Commencement Date with respect to any ROFO Premises shall be the later of: (1) the Estimated ROFO Commencement Date for such ROFO Premises, as set forth in the Offer, or (2) the day after the Initial Tenant of such ROFO Premises vacates and delivers such ROFO Premises to Landlord, free and clear of all occupants and tenants.

(ii) Occupancy Date: Unless otherwise set forth in such Offer, the Occupancy Date with respect to such ROFO Premises shall be the Commencement Date with respect to such ROFO Premises; provided, that, if the Commencement Date with respect to such ROFO Premises has not occurred on or before the date ninety (90) days after the Estimated ROFO Commencement Date with respect to such ROFO Premises, then Tenant shall have the right to cancel its demise of such ROFO Premises by giving Landlord a written thirty (30) day cancellation notice delivered after such ninetieth (90th) day, but before the date that such Commencement Date occurs. If such Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such cancellation notice, Tenant’s cancellation notice shall be deemed to be void and of no force or effect. If such Commencement Date does not occur on or before such thirtieth (30th) day, then Tenant’s exercise of its right to lease such ROFO Premises shall be void and without force or effect, and neither party shall have any further obligation to the other party with respect to such ROFO Premises, except that Tenant shall again have a one-time right to lease such ROFO Premises if such ROFO Premises again become Available for Lease to Tenant after the expiration or prior termination of the lease of the next tenant to lease such ROFO Premises.

(iii) Rent Commencement Date: Unless otherwise set forth in such Offer, the Rent Commencement Date with respect to such ROFO Premises shall be the Commencement Date with respect to such ROFO Premises.

(iv) Expiration Date: The Expiration Date with respect to any ROFO Premises shall be based upon the term of the Lease with respect to such ROFO Premises as set forth in the Offer.

(v) Annual Fixed Rent: The Annual Fixed Rent shall be the amount set forth in such Offer, unless Tenant has objected to Landlord’s designation of such Annual Fixed Rent in its Acceptance of such Offer. In such event, if the parties have not agreed upon such Annual Fixed Rent in writing on or before the date thirty (30) days after Tenant gives its Acceptance (which thirty (30) day period shall be deemed to be the Negotiation Period for the purposes of Section 3.4(d)), then such Annual Fixed Rent shall be equal to the Prevailing Market Rent for such ROFO Premises as of the Commencement Date with respect to such ROFO, as determined by Broker Determination in accordance with Section 3.4(d).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(vi) Condition of ROFO Premises: Unless otherwise set forth in such Offer, Tenant shall take each ROFO Premises “as-is”, in the condition in which such ROFO Premises are in as of the date of Tenant’s Acceptance with respect to such ROFO Premises, subject to reasonable wear and tear, free from any personal property of the existing tenant or anyone claiming under the existing tenant, and the rights and/or obligations of the existing tenant within such ROFO Premises to remove any alterations, without any obligation on the part of Landlord to prepare or construct such ROFO Premises for Tenant’s occupancy, and without any obligation on the part of Landlord to give Tenant any allowance with respect to such ROFO Premises. Notwithstanding the foregoing, at Tenant’s request and prior to the date Tenant is required to deliver the Acceptance with respect to the applicable ROFO Premises, Landlord will advise Tenant whether the existing tenant in such ROFO Premises has any right or obligation to remove any of the existing alterations in such ROFO Premises. In addition, if and to the extent that the existing tenant in the applicable ROFO Premises used such ROFO Premises for a laboratory use, on or prior to the Commencement Date with respect to such ROFO Premises:

(1) Landlord shall deliver to Tenant a copy of the existing tenant’s approved Surrender Plan (as hereinafter defined) and a copy of the Industrial Hygienist Certification (as hereinafter defined) for such ROFO Premises; and

(2) Landlord shall be deemed to have represented to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in this paragraph), except to the extent (if any) set forth in the Industrial Hygienist Certification for such ROFO Premises (the “ROFO Disclosed Materials”), there exist, as of the Commencement Date with respect to such ROFO Premises, no Hazardous Materials in such ROFO Premises which are in violation of applicable Environmental Laws or that require reporting, investigation, remediation or other response under Charter 21E or other Environmental Laws. For purposes of this Section 2.4(c)(vi), “to the Best of Landlord’s Knowledge” shall mean the best of the knowledge of Landlord’s then-current asset manager.

Without limiting the foregoing, Exhibit 2.1 of the Lease shall have no applicability to any ROFO Premises.

(vii) Tenant’s Extension Options. Section 3.4 of this Lease shall be applicable to the ROFO Premises.

(d) Confirmatory Lease Amendment. If Tenant timely gives its Acceptance of an Offer, then Landlord shall submit to Tenant, and Tenant shall execute and deliver to Landlord within forty-five (45) days of receipt thereof, a reasonable form of lease amendment consistent with the provisions of this Section 2.4. Landlord and Tenant shall reasonably diligently negotiate such lease amendment in good faith. If the determination of the Annual Fixed Rent payable with respect to a ROFO Premises is to be determined in accordance with a Broker Determination, then, after such Annual Fixed Rent is determined or mutually agreed to, the parties shall execute an agreement confirming such Annual Fixed Rent. Notwithstanding anything to the contrary, the failure by either party (or both parties) to execute such lease amendment shall not be deemed to nullify, cancel, modify or otherwise affect Tenant’s binding acceptance (as evidenced by the Acceptance) of the Offer.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e) Termination of Rights. In no event shall Tenant have any rights under this Section 2.4 if less than eighteen (18) months remain in the Lease Term (unless Tenant exercises its option to extend the Term as described in Section 2.4(a)(iii)(2) above), and all rights of Tenant under this Section 2.4 shall terminate upon the expiration or earlier termination of the Term of this Lease.

(f) Rights Personal to Tenant. Tenant may not assign, mortgage, pledge, encumber or otherwise transfer its interest or rights under this Section 2.4 other than to a Permitted Transferee, as defined in Section 12.4, and any such purported transfer or attempt to transfer shall be void and without effect, shall terminate Tenant’s rights under this Section 2.4, and shall constitute an Event of Default under this Lease.

(g) Time is of the Essence. Time is of the essence with respect to all aspects of this Section 2.4.

Article III
LEASE TERM AND EXTENSION OPTIONS

3.1 Term

The Lease Term hereof shall commence on the Commencement Date and expire on the Expiration Date, unless earlier terminated or extended as provided herein. Once the Commencement Date is determined, Landlord and Tenant shall endeavor to execute an agreement, substantially in the form attached hereto as Exhibit 3.1, confirming the Commencement Date, Rent Commencement Date and Expiration Date; provided, however, the failure to execute said agreement will not limit or detract from the occurrence of such dates. If Tenant shall fail to execute such agreement, the Commencement Date, Rent Commencement Date and Expiration Date shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

3.2 Intentionally Omitted.

3.3 Tenant’s Remedies in the Event of Delay in the Commencement Date.

The provisions of this Section 3.3 sets forth Tenant’s sole remedy, both in law and in equity, in the event of any delay the performance of Landlord’s Work and the Commencement Date. If the Commencement Date has not occurred on or before the Outside Rent Credit Date, as hereinafter defined, Tenant shall be entitled to a rent abatement following the Rent Commencement Date equal to [***] for every day in the period beginning on the Outside Rent Credit Date and ending on the Commencement Date. The “Outside Rent Credit Date” shall be March 15, 2022, except that the Outside Rent Credit Date shall be extended by any period of time that Landlord is delayed in the performance of Landlord’s Work by reason of Force Majeure.

3.4 Extension Option.

(a) Definitions. For the purposes of this Section 3.4:

(i) “Extension Option Conditions” shall be deemed to be satisfied if as of both the date that Tenant gives its Extension Notice, and as of the commencement of the Extended

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Term: (1) this Lease is in full force and effect, (2) there exists no uncured Event of Default by Tenant, and (3) Tango Therapeutics, Inc., itself, together with any Permitted Transferee, as defined in Section 12.4, are occupying at least sixty percent (60%) of the rentable area of the Premises then demised to Tenant.

(ii) “Market Area” shall be defined as the Fenway/Longwood Medical Area in Boston, Massachusetts.

(iii) “Prevailing Market Rent” shall be defined as the fair market rental value of the Premises then demised to Tenant as of the commencement of the date in question as determined in accordance with the process described below, for renewals and new leases of Class A laboratory space in buildings comparable to the Building in the Market Area. All relevant factors shall be taken into account, including, without limitation: (1) tenant improvement funds and free rent, (2) provision for annual increases in rent during said Extended Term if so determined, (3) the as-is condition of the Premises, and (4) the Tenant’s obligation to pay its share of Taxes and Operating Expenses, and utility costs, as set forth in this Lease.

(b) Tenant’s Extension Option. Subject to satisfaction of all of the Extension Option Conditions (any of which Extension Option Conditions Landlord may waive, by written notice to Tenant, in Landlord’s sole discretion), Tenant shall have the right (“Tenant’s Extension Option”) to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for two (2) periods of five (5) years each as hereinafter set forth. Each option period is sometimes herein referred to as the “Extended Term.”

(c) Exercise and Negotiation Period. If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Extension Notice”) to Landlord, not earlier than twenty-four (24) months nor later than eighteen (18) months prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. Promptly after Landlord’s receipt of the Extension Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent for such Extended Term, which Broker Determination shall be made in the manner set forth below. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the applicable Extended Term shall be equal to Landlord’s Rent Quotation.

(d) Terms Applicable During Extended Terms. Upon the giving of the Extension Notice by Tenant to Landlord exercising Tenant’s applicable option to extend the Lease Term in

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

accordance with the provisions of Section 3.4(b) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term for the entire Premises, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.4; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option.

(e) Determination of Prevailing Market Rent. Where in the Lease provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

(1) Tenant’s Request. Tenant shall send a notice (“Tenant’s Request”) to Landlord on or before the date thirty (30) days after the applicable Negotiation Period, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Building located in the Fenway, Longwood Medical Area of Boston, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

(2) Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice (“Landlord’s Response”) to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above. If the parties have not agreed upon the Annual Fixed Rent payable by Tenant on or before the end of the Negotiation Period and Tenant fails timely to send a Tenant’s Request, then Landlord may give a Landlord’s Response without having received a Tenant’s Request.

(3) Selection of Third Broker. If the two brokers so selected do not on or before the date ten (10) days after the selection of the second broker mutually agree in writing upon the Prevailing Market Rent, then the two brokers shall select a third such broker also having at least the affiliation and experience referred to above.

(4) Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the Extended Term. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the Prevailing Market Rent.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(5) Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

(6) Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

(7) Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant shall have failed timely to give a Tenant’s Request, and Landlord gives a Landlord Response, then Tenant shall have ten (10) days after it receives such Landlord Response to designate its broker. If Tenant fails to do so, then Landlord’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after Landlord gives such Landlord Response. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, Tenant, Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he/she had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by Tenant, Landlord, the brokers first appointed or the Boston Bar Association, as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by Landlord or Tenant such vacancy may be filled by the said Boston Bar Association, and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Article IV
ANNUAL FIXED RENT; ADDITIONAL RENT

4.1 Payment of Rent

Tenant agrees to pay to Landlord, commencing on the Rent Commencement Date, and continuing and monthly in advance throughout the remainder of the Lease Term, on the first day of each and every calendar month during the Original Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.2 hereof and on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.4 for the applicable Extended Term. Annual Fixed

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Annual Fixed Rent, Additional Rent, and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord to the address for rent payment provided by Landlord to Tenant prior to the Rent Commencement Date or by via federally insured wire transfer (including ACH) pursuant to the wire instructions provided to Tenant by Landlord.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall, unless otherwise expressly stated in this Lease, commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent, Additional Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord in lawful money of the United States in immediately available funds and without notice or demand and with setoff, deduction or abatement, except as otherwise expressly set forth in this Lease.

4.2 Management Fee Rent

Commencing as of the Rent Commencement Date, and continuing thereafter throughout the remainder of the Lease Term, as it may be extended, Tenant shall pay Management Fee Rent, as hereinafter defined, to Landlord. Management Fee Rent shall be considered to be Additional Rent and shall be payable by Tenant at the same time and under the same terms and conditions as Annual Fixed Rent, Tenant’s Tax Share, and Tenant’s Expense Share are payable by Tenant to Landlord. “Management Fee Rent” shall be defined as three and one-half percent (3.5%) of the sum of Annual Fixed Rent, Tenant’s Tax Share, and Tenant’s Expense Share which is payable by Tenant to Landlord, from time to time.

4.3 Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment (“Late Fee”) and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at an annual rate of interest (the “Lease Interest Rate”) of twelve (12%) percent per annum. Landlord agrees to waive the Late Fee with respect to the first late payment in any twelve-(12)-month period. Such interest and any Late Fees payable by Tenant shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

4.4 Tenant’s Payments

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred eighty (180) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding the foregoing: (i) the amount of legal fees which Tenant is required to reimburse Landlord with respect to any Transfer, as hereinafter defined, shall not exceed the Transfer Legal Fee Cap, as hereinafter defined, with respect to such Transfer, and (ii) with respect any request by Tenant to review and approve Tenant’s plans and specifications with respect to any Alteration, Tenant shall only be required to reimburse Landlord for third party consultants engaged by Landlord to review such plans and specifications as Landlord, in good faith determines is necessary (e.g., reviews by structural engineers, MEP engineers, etc.). The “Transfer Legal Fees Cap” shall be defined as $2,500.00, except that (a) the Transfer Legal Fees Cap shall be defined as $5,000.00 for any request by Tenant for Landlord’s approval of any sub-sublease of any tier, and (b) the applicable Transfer Legal Fees Cap shall increase by $500 every fifth (5th) anniversary of the Occupancy Date.

4.5 Additional Allowance.

In addition to the Maximum Amount of Landlord’s Allowance, Landlord shall, subject to the terms of Exhibit 2.1, make available to Tenant the Maximum Additional Allowance. Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Lease Term, Tenant shall pay the amount necessary to fully amortize the portion of the Maximum Additional Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Lease Term, which interest shall begin to accrue on the date that Landlord first disburses such Maximum Additional Allowance or any portion(s) thereof (“TI Rent”). Any TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease. Tenant may, at Tenant’s option, prepay the then-outstanding TI Rent (including applicable interest remaining unpaid) in full at any time without penalty.

Article V
TAXES

5.1 Definitions

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a) “Tax Year” means the twelve-(12)-month period beginning July 1 each year during the Lease Term or if the appropriate governmental fiscal period shall begin on any date other than July 1, such other date.

(b) “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “Real Estate Taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(c) “Real Estate Taxes” means all taxes and special assessments of every kind and nature, payments in lieu of taxes or otherwise pursuant to M.G.L. c. 121A and any Section 6A contract to which the Project is subject, excise taxes and user fees and other like fees assessed by any Governmental Authority (collectively, “Taxes”) on, or allocable to (i) the Building or (ii) the Land, open areas, public areas and amenities, plazas, Common Areas and other non-leasable areas of the Building or Land which Landlord shall be obligated to pay because of or in connection with the ownership or operation of the Building and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”). Without limiting the foregoing, Taxes shall include payments in lieu of taxes or otherwise pursuant to M.G.L. c. 121A and any Section 6A contract to which the Land is subject. Notwithstanding the foregoing, if: (x) Landlord subjects the Project to a condominium, then Real Estate Taxes shall mean all Taxes assessed against the unit(s) of the condominium that contain the Building, and (y) Landlord subdivides the Land, then the Real Estate Taxes shall mean all Real Estate Taxes assessed against the subdivided portion of the Land that contains the Building. For so long as the Building and Land are not separately assessed from the 401 Building and the land on which the 401 Building is located, Real Estate Taxes shall be determined as follows: (1) Real Estate Taxes shall include any Taxes attributable to any improvements on the 201 Building Land, based upon reasonable evidence provided by the tax assessor for the City of Boston, (2) Real Estate Taxes shall not include any Taxes attributable to the 401 Building, and (3) Real Estate Taxes shall include an allocation of taxes attributable to the Land based on Landlord’s reasonable determination of the portion of the Land that is reasonably related to the Building. Landlord’s allocation, if made in good faith, shall be final. The amount of special taxes or special assessments to be included in Taxes shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such Taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building or Land, or a Federal, State, County, Municipal, or other local franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Building is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term Taxes but only to the extent that the same would be payable if the Building and Land, were the only property of Landlord.

(d) If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Taxes Allocable to the Premises shall be proportionately reduced.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

5.2 Tenant’s Payment of Taxes

Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Real Estate Taxes (“Tenant’s Tax Share”). Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Tax Share for such Tax Period or part thereof divided by the number of months therein. Landlord may not more than two (2) times per Tax Year (including the adjustment at the end of each Tax Year) estimate and re-estimate Tenant’s Tax Share and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Tax Share shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Tax Share as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Tax Share actually due for such Tax Period, then, Landlord shall credit the difference against the next installment of Additional Rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Tax Share actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor, which invoice shall include a copy of the applicable tax bill. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated future Taxes. Landlord shall provide Tenant with a copy of each Tax bill received by Landlord within thirty (30) days after Landlord’s receipt of such Tax bill; provided however, that in no event shall Landlord’s failure to timely deliver any Tax bill de deemed to be a default by Landlord in its obligations hereunder or be considered to be a waiver of Landlord’s right to receive payment from Tenant of Tenant’s Tax Share imposed pursuant to such Tax bill. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Lease.

Article VI
OPERATING EXPENSES

6.1 Definitions

For the purposes of this Article VI:

(a) “Expense Pools” shall be defined as the amount of Operating Expenses, as hereinafter defined, which are allocated by Landlord, in accordance with this Section 6.1(a) either to a Portion of the Building Expense Pool (as hereinafter defined), the entirety of the Building (“Building Expense Pool”), or the entirety of the Project (“Project Expense Pool”). An Operating Expense shall be allocated by Landlord to an Expense Pool only if the rentable areas of the premises within such Expense Pool have the benefit from the service or facility on which such Operating Expense is based. With respect to an Operating Expense which benefits more than one Portion of the Building Expense Pool, allocation of such Operating Expense shall be made among

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the Portions of the Building Expense Pools based upon the relative rentable areas within such Portions of the Building Expense Pool, unless Landlord has a reasonable basis for a different allocation. For example, premises janitorial services shall be allocated entirely to the Office Area Expense Pool, and insurance premiums relating to the Building shall be included in the Building Expense Pool. The “Portion of the Building Expense Pools” shall be defined as the Expense Pools for each of the Laboratory Area, Office Area, and Retail/Restaurant Area.

(b) “Tenant’s Expense Share” shall be defined as the sum of the shares of each Expense Pool which is allocable to Tenant. The Project Expense Pool, the Building Expense Pool, and the Laboratory Expense Pool shall all be allocated to Tenant on the basis of the relative square footage of the Premises to the aggregate square footage of the rentable areas within the applicable Expense Pool, unless Landlord has a reasonable basis for a different allocation.

(c) “Operating Expenses” means the cost of maintenance, repair, replacement, management and operation of the Building and the Building’s share of the cost of maintenance, repair, replacement, management and operation other areas of the Project as more specifically provided below. Notwithstanding any provision of this Lease to the contrary, Operating Expenses shall not include Operating Expense Exclusions, as set forth in Section 6.2, Operating Expenses shall include, without limitation:

(i) compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services below the level of general manager in the operating, maintaining, managing, insuring or cleaning of the Building;

(ii) payments under service contracts with independent contractors for operating, maintaining or cleaning of the Project;

(iii) steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges paid by Tenant) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(iv) cost of maintenance, cleaning and repairs and replacements (other than repairs reimbursed from contractors under warranties or guarantees);

(v) cost of snow and ice removal and care of landscaping;

(vi) cost of building and cleaning supplies and equipment;

(vii) premiums for insurance carried with respect to the Building (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Building, including such insurance as may be required by the holder of such first mortgage);

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(viii) Operating Expenses related to the operation of the open areas, public areas and amenities, plazas, Common Areas, facilities and other non-leasable areas of the Project and other mixed use common area maintenance costs incurred by Landlord and allocated to the Project and any shuttle buses and other like amenities, for use of tenants of the Project either alone or in common with tenants of other buildings in the Project;

(ix) depreciation for capital improvements made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined on the basis of independent, third party engineering estimates that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with Legal Requirements not in effect as of the Effective Date (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located, and depreciation in the case of both (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices consistently applied in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal;

(x) any reasonable costs or expenses incurred by Landlord in implementing the provisions of Exhibit 7.12.

(xi) all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building or said Common Areas and facilities and properly chargeable against income.

6.2 Operating Expense Exclusions Defined

“Operating Expense Exclusions” shall mean:

(a) Real Estate Taxes and Abatement Expenses;

(b) principal and interest on indebtedness, debt amortization (except to the extent that the same are included as the result of Permitted Capital Expenditures), and fixed and percentage ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) capital improvements, capital repairs, capital alterations or other capital items to the Building and/or the Project other than Permitted Capital Expenditures;

(d) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or in connection with any ground lease;

(e) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(f) the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Building (other than pursuant to this Article VI), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(g) expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building;

(h) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(i) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of any commercially reasonable deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement);

(j) expenses related solely and exclusively to the operation of the Parking Facilities;

(k) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(l) interest, fines or penalties for late payments by Landlord, if any;

(m) interest, fines or penalties for violations of Legal Requirements by Landlord, if any, except if such interest, fines or penalties are incurred as a result of a violation of a Legal Requirement by Tenant, Tenant shall be responsible for the full amount of such expense;

(n) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Project, including, without limitation, entity accounting and legal matters;

(o) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated on a

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

reasonable basis to reflect time spent on the operation and management of the Project vis-a-vis time spent on matters unrelated to the operation and management of the Project;

(p) except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building;

(q) depreciation for the Building and the Project;

(r) management or administrative fees;

(s) any costs or expenses incurred in connection with the enforcement of Landlord’s Warranty (as hereinafter defined);

(t) legal fees or other expenses incurred in connection with negotiating and enforcing leases, letters, deal memos, letters of intent, subleases and/or assignments with tenants or occupants in the Building, including costs incurred in connection with consents and approvals under leases in the Building;

(u) the cost of remediating Hazardous Materials from the Building or the Project other than Included Hazardous Materials, as hereinafter defined; “Included Hazardous Materials” shall be defined as all Hazardous Materials, other than: (A) any material or substance located on the Land on the Effective Date which, as of the Effective Date, is not considered under then existing Legal Requirements, to be Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of a Legal Requirement which first becomes effective after the Effective Date of this Lease, and (B) any material or substance that is introduced to the Building or the Land after the Effective Date which, when introduced to the Building or the Land, is not then (i.e., at the time of introduction to the Building or the Land) considered, as a matter of any Legal Requirement, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of Legal Requirements which first becomes effective after the date of introduction of such material or substance to the Building or Land;

(v) the cost of installing any specialty service, such as an observatory, broadcasting facilities, child or daycare, restaurant, fitness facility, theatre or cafe in the Building;

(w) advertising, lobbying, marketing and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building exclusively identifying the owner of the Building or exclusively identifying other tenants;

(x) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased to the extent that such lease payments exceed the amount which would have been included in Operating Expenses if such equipment had been purchased rather than leased;

(y) penalties or fees or damages incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(z) cost of acquiring sculptures, paintings and other works of art or charitable or political contributions;

(aa) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

(bb) all costs and expenses paid by Landlord pursuant to the TAPA prior to the issuance of a certificate of occupancy for the Building, but Landlord may include in Operating Expenses any ongoing costs and expenses to be paid by Landlord to comply with the TAPA after issuance of a certificate of occupancy for the Building; and

(cc) rent for any office space occupied by Project management personnel to the extent the size or rental rate for such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings.

6.3 Payment of Tenant’s Expense Share.

(a) Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Expense Share. Landlord may not more than two (2) times per calendar year (including the adjustment at the end of each calendar year) make a good faith estimate of Tenant’s Expense Share for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Expense Share for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Expense Share and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Expense Share shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Expense Share as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Expenses are available for each fiscal year. As of the Effective Date, the fiscal year for the payment of Operating Expenses is January 1 - December 31.

(b) Within one hundred fifty (150) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement (“Year End Statement”) in reasonable detail and according to usual accounting practices, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Building and the Tenant’s Expense Share. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Tenant’s Expense Share and the amount of Tenant’s Expense Share remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

(c) If such Year End Statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said Year End Statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if within sixty (60) days after the end of the Lease

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Term. Landlord’s failure to render any Year End Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Year End Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Year End Statement prejudice Landlord’s right to thereafter render a corrected Year End Statement for that calendar year; provided Landlord shall have waived reimbursement as to any item, cost or expense not billed to Tenant within two (2) years after the end of the calendar year to which such item, cost or expense relates.

6.4 Tenant’s Audit Rights.

Subject to the provisions of this Section 6.4, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of the Tenant’s Expense Share and any utility payments hereunder:

(i) Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Operating Expenses (the “Operating Expense Statement”). Tenant shall have no right to examine all documentation and calculations pursuant to this Section 6.4 unless Tenant has paid the amount shown on the Operating Expense Statement. Tenant shall exercise such right by giving Landlord written notice (the “Documentation Request”) no more than one hundred eighty (180) days after Landlord gives Tenant an Operating Expense Statement in respect of such period (the “Documentation Request Due Date”) (or if Landlord subsequently charges Tenant for any amount respecting any period covered by a prior Operating Expense Statement, Tenant shall have one hundred eighty (180) days after notice of such subsequent charge to exercise Tenant’s rights under this Section 6.4 as to such charge).

(ii) Such documentation and calculations shall be made available to Tenant at the offices in the Greater Boston area where Landlord keeps such records during normal business hours within a reasonable time not to exceed sixty (60) days after Landlord receives a Documentation Request. Landlord shall notify Tenant (the “Documentation Availability Notice”) when such documents and calculations are available for examination.

(iii) Such examination (the “Examination”) may be made only by a nationally or regionally recognized independent certified public accounting firm (a “Major CPA Firm ), or by another certified public accounting firm reasonably approved by Landlord, in either case licensed to do business in the jurisdiction where the Project is located. Without limiting Landlord’s approval rights, Landlord may withhold its approval of any examiner of Tenant who is representing, or in the case of an examiner other than a Major CPA Firm) has within the last two (2) years prior to Tenant’s request represented, any other tenant in the Project. In no event shall Tenant use any examiner who is being paid by Tenant on a contingent fee basis.

(iv) As a condition to performing any such Examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Project in connection with such examination.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(v) Provided that the Landlord provides reasonable access to the documentation, the Examination shall be commenced within forty-five (45) days after Landlord delivers the Documentation Availability Notice and shall be concluded within one hundred twenty (120) days of its commencement.

(vi) If, after the Examination with respect to any calendar year, it is finally determined that: (a) Tenant has made an overpayment on account of the Tenant’s Expense Share, Landlord shall credit such overpayment against the next installment(s) of Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord; or (b) Tenant has made an underpayment on account of the Tenant’s Expense Share Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord; and (c) if the amount of the Tenant’s Expense Share was overstated by more than five percent (5%), Landlord shall pay Tenant’s reasonable out-of-pocket cost for such audit.

(vii) Time is of the essence of the provisions of this Section 6.4. Should Tenant fail to give Landlord the Documentation Request by the Documentation Request Due Date (subject to the provisions of Section 6.4(i)), then in any such case Tenant shall have no further right to question said Operating Expenses, and the amounts shown on Operating Expense Statement shall be final as between the parties

Article VII
BUILDING SERVICES

7.1 Building Services

Throughout the Term, Landlord shall provide the Building services to Tenant set forth in this Article VII, subject to reimbursement as part of Operating Expenses (except as otherwise provided herein). In addition, Landlord agrees to furnish, at Tenant’s expense, such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and agreed to be provided by Landlord within thirty (30) days after delivery of an invoice therefor. Except as otherwise expressly provided in this Article VII, Landlord shall not be required to furnish any other services to the Premises.

7.2 Heating, Ventilation and Air Conditioning

The parties hereby acknowledge that Base Building portion of the HVAC System (“Base Building HVAC System”) to be installed by Landlord as part of Landlord’s Work, will provide: (i) chilled water (“Chilled Water”) to be utilized by the portion of the HVAC System to be installed by Tenant as part of Tenant’s Work (“Premises HVAC Equipment”), (ii) condenser water (“Condenser Water”) which may, if applicable, be utilized by Tenant to serve supplemental air conditioning units and related equipment (“Supplemental HVAC Equipment”) to cool areas in the Premises used by for the operation of telecommunications and other specialized equipment which may be installed by Tenant in accordance with the provisions of this Lease, and (iii) hot

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

water for heating (“Hot Water”). Landlord shall not be responsible based upon any failure or defect in either the Premises HVAC Equipment and/or any Supplemental HVAC Equipment or Tenant’s use of the Premises which exceeds the electrical, human occupancy or environmental factors for which the Premises HVAC Equipment or Supplemental HVAC Equipment is designed. Tenant shall install (as part of Tenant’s Work) one or more submeters to measure Tenant’s use of Chilled Water and, if applicable, Condenser Water and Hot Water in the Premises, and Tenant shall pay the actual utility cost of Tenant’s use of the Chilled Water and, if applicable, Condenser Water and Hot Water, as measured by said submeter(s). From and after the Occupancy Date or such later date as Chilled Water and, if applicable, Condenser Water and Hot Water, is provided to the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for Chilled Water and, if applicable, Condenser Water and Hot Water, based on such submeter(s) (“Tenant’s HVAC Charge”). At Landlord’s election, on a monthly basis at the time and in the fashion herein provided for the payment of Annual Fixed Rent, Tenant shall pay Landlord, as Additional Rent, an amount equal to 1/12th of the annual amount of Tenant’s HVAC Charge, as reasonably estimated by Landlord. Following the end of each full or partial calendar year during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the amount of Tenant’s HVAC Charge based on Tenant’s actual usage of Chilled Water and, if applicable, Condenser Water and Hot Water, for the partial or full calendar year in question and the sum of Tenant’s HVAC Charge estimates that have been paid by Tenant. If the amount of Tenant’s HVAC Charge exceeds the sum of the Tenant’s HVAC Charge estimates paid by Tenant for such period, Tenant shall pay Landlord the difference within thirty (30) days after receipt of such statement. If the sum of the Tenant’s HVAC Charge estimates paid by Tenant for such period exceeds Tenant’s HVAC Charge for such period, Landlord shall credit the difference toward the Tenant’s HVAC Charge estimate payment(s) next due and, at the end of the Lease Term, refund any excess amount of Tenant’s HVAC Charge estimates paid by Tenant, less the amount of any moneys owed to Landlord by Tenant.

7.3 Electricity

Landlord shall provide electricity to the Premises through the base building electrical system to be installed by Landlord as part of Landlord’s Work. Tenant’s electrical use in the Premises shall be sub-metered and from and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for its consumption of electricity based on such submeter(s) (“Tenant’s Electricity Charge”). At Landlord’s election, on a monthly basis at the time and in the fashion herein provided for the payment of Annual Fixed Rent, Tenant shall pay Landlord, as Additional Rent, an amount equal to 1/12th of the annual cost, as reasonably estimated by Landlord, of the cost of Tenant’s consumption of electricity. Following the end of each full or partial calendar year during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the amount of Tenant’s Electricity Charge based on Tenant’s actual usage of electricity service for the partial or full calendar year in question and the sum of the Electricity Charge estimates that have been paid by Tenant. If the amount of Tenant’s Electricity Charge exceeds the sum of the Electricity Charge estimates paid by Tenant for such period, Tenant shall pay Landlord the difference within thirty (30) days after receipt of such statement. If the sum of the Electricity Charge estimates paid by Tenant for such period exceeds Tenant’s Electricity Charge for such period, Landlord shall credit the difference toward the Electricity Charge estimate payment(s) next due and, at the end of the Lease Term, refund any excess amount of Electricity Charge estimates paid by Tenant, less the amount of any

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

moneys owed to Landlord by Tenant. Tenant shall maintain in good order and repair (and replace, if necessary) all meters serving the Premises. Tenant shall not install or use within the Premises any equipment, appliance or machine which shall require amounts of electrical energy exceeding the standard capacity provided for the Premises pursuant to Exhibit 2.1, unless the installation and use of such additional equipment, appliance, or machine has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to pay any charges for electricity on a timely basis, and such failure remains uncured for thirty (30) days after notice thereof to Tenant, then Landlord may pay such charges directly to the utility company, and Tenant shall reimburse Landlord as Additional Rent for all amounts reasonably expended by Landlord in connection therewith within thirty (30) days after receipt of an invoice therefor, except as expressly set forth in this Lease. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electricity service furnished to the Premises by any utility provider.

7.4 Water

Landlord shall provide (i) cold water to each floor of the Building on which the Premises are located for Base Building equipment only, the cost of which shall be included in Operating Expenses, and (ii) hot and cold water to the core restrooms on each floor of the Building on which the Premises are located, the cost of which shall be included in Operating Expenses. Tenant shall pay the cost of heating water and of redistributing water within the Premises and/or additional water capacity, and for all maintenance, repairs and replacements of all installations, improvements, and equipment relating thereto. Tenant shall install (as part of Tenant’s Work) one or more submeters to measure Tenant’s use such water. From and after the Occupancy Date or such later date as water is provided to the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for such water, based on such submeter(s).

7.5 Gas

Landlord shall provide gas service to the Base Building equipment only, the cost of which shall be included in Operating Expenses. Tenant shall install (as part of Tenant’s Work) one or more submeters to measure Tenant’s use such gas. From and after the Occupancy Date or such later date as gas is provided to the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for such gas, based on such submeter(s).

7.6 Elevators

Landlord shall provide passenger elevator service to the floors on which the Premises is located and two (2) freight elevator service on a non-exclusive basis with other tenants of the Building. Subject to Force Majeure, Landlord shall provide sufficient passenger elevator service to each floor of the Premises on a twenty-four hours (24) a day, seven (7) days a week, three hundred sixty-five (365) days a year basis subject always to restrictions based on emergency conditions and with at least three (3) elevators in the Building in operation at all times during Normal Business Hours on business days and at least one (1) elevator in operation twenty-four (24) hours per day.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7.7 Common Areas

Landlord shall provide in the Common Areas of the Building: electricity for normal lighting purposes, customary heating, air conditioning, cleaning and trash removal services on business days and routine repair and maintenance in such manner as Landlord deems reasonable in order to maintain the first-class character of the Building.

7.8 Access and Security

So long as Tenant, and any person accessing the Premises pursuant to Tenant ‘s access rights hereunder (“Tenant’s Accessees”) shall comply with Landlord’s reasonable security program for the Project, Landlord shall provide Tenant with, and Tenant’s Accessees shall have, access to the Building and Premises twenty-four (24) hours per day, seven (7) days per week, during the Term of this Lease, except in an emergency or due to casualty or Force Majeure. Outside of normal business hours, Landlord may restrict access to the Building in accordance with the Building security system. Tenant shall be responsible for all security for and within the Premises and provide such security for and within the Premises as Tenant deems appropriate, at Tenant’s sole cost and expense. All security systems installed by Tenant shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be compatible with the base Building systems. Throughout the Term Landlord shall provide the following for the Building and site: (i) manned security in the Building lobby during Normal Business Hours; (ii) turnstile access control from the lobby(ies) of the Building and elevator access control; and (iii) video/camera/closed circuit television monitoring in and around the Building. Notwithstanding the foregoing, to the maximum extent permitted by Legal Requirements, in no event shall Landlord have any liability or obligation to Tenant arising from any claims for loss, injury or damage to persons or property in connection therewith.

7.9 Tenant’s Telecommunications Provider

Tenant shall have the right to select its own telecommunications provider (“Tenant’s Telecom Provider”) for the Premises for telecommunications services, excluding a DAS or similar system, which may be installed in the Building only by Landlord. Subject to Tenant’s Telecom Provider entering into reasonable access agreement with Landlord consistent with this Section 7.10, Landlord shall permit Tenant’s Telecom Provider to install cabling to Tenant’s floors, and to have access to the Office Portion of the Building and the Premises to install telecommunications equipment, using a portion of available Building shafts, conduits, and related telecommunications rooms (on floors on which the Premises is located and in Building shafts proportionate to the portion of the Building leased by Tenant). All such installations and replacements from time to time shall be made by Tenant or the applicable service provider in accordance with Article IX.

7.10 No Damage

(a) Subject to Section 7.11, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing or replacing the Premises or any portion of the Building

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

or Project however the necessity may occur, which entry, repair and replacement shall be performed in accordance with the provisions of this Lease. If Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, by reason of Force Majeure or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(b) Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

7.11 Tenant’s Remedy in the Event of Service Interruption

The provisions of this Section 7.11 set forth Tenant’s sole right and remedy, both in law and in equity, in the event of any Service Interruption, as hereinafter defined. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Article VII (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, or contractors (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Annual Fixed Rent, Tenant’s Tax Share, and Tenant’s Expense Share based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Abatement Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 7.11. The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than ten (10) consecutive business days after Landlord receives the applicable Service Interruption Notice.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

The provisions of this Section 7.11 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Article XIV hereof).

7.12 Sustainability Initiative; Consumption Data. See Exhibit 7.12.

Article VIII
TENANT’S REPAIRS

8.1 Structural Repairs

Except for damage caused by fire or casualty and by eminent domain which shall be repaired by Landlord subject to the terms and conditions of Article XIV, Landlord shall, throughout the Lease Term, keep and maintain, or cause to be kept and maintained, in good order, and in first-class condition and repair the Building and Common Areas including, without limitation, the following portions of the Building: the structural portions of the roof, the roof membrane, the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building. Tenant shall, subject to the terms and conditions of Section 13.5 and of Article XIV, pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the misuse, default, negligence or willful misconduct of Tenant or any Tenant Parties.

8.2 Other Repairs to be Made by Landlord

Except for damage caused by fire or casualty and by eminent domain which shall be repaired by Landlord subject to the terms and conditions of Article XIV, and except as otherwise provided in this Lease, Landlord agrees to keep and maintain, or cause to be kept and maintained, in good order, and in first-class condition and repair the Base Building systems, Common Areas and facilities of the Building, except that Landlord shall in no event be responsible to Tenant for (x) the condition of glass in the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless, subject to the provisions of Section 13.5 and Article XIV, the damage thereto is attributable to Tenant’s or any Tenant Party’s misuse, default, negligence or willful misconduct, in which event the responsibility therefor shall be Tenant’s), (y) any condition in the Premises or the Building caused by any negligence or willful misconduct of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant or (z) any specialized HVAC equipment installed by Tenant, which shall be Tenant’s responsibility. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in Section 8.1 or in this Section 8.2, unless expressly otherwise provided in this Lease.

8.3 Tenant’s Repairs and Maintenance

(a) Subject to Landlord’s obligations in Sections 8.1 and 8.2 above, Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, including, without limitation, those portions of the heating, ventilating, air conditioning excluding the Base Building HVAC System,

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

plumbing and other Building systems equipment to the extent solely servicing the Premises, excepting only: (i) those repairs for which Landlord is responsible under the terms of Article VII and Article VIII of this Lease, (ii) damage by fire or casualty and as a consequence of the exercise of the power of eminent domain, and (iii) and normal wear and tear. Tenant shall not permit or commit any waste, and Tenant shall, subject to the provisions of Section 13.5 and Article XIV, be responsible for the cost of repairs which may be made necessary by reason of damages to Common Areas in the Building or the Project by the misuse, default, negligence or willful misconduct of Tenant and any Tenant Parties. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair. With respect to the HVAC system and other systems within the Premises, Tenant specifically agrees to maintain at all times a service contract satisfactory to Landlord with respect thereto, furnishing evidence thereof (including renewals) to Landlord.

(b) Landlord Self-Help Right. If repairs are required to be made by Tenant pursuant to the terms hereof, and Tenant fails to make such repairs within thirty (30) days after written notice from Landlord (or such longer period of time as Tenant may reasonably require, so long as Tenant commences to perform such repair within such thirty (30) day period and thereafter diligently prosecutes such cure to completion, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. Notwithstanding the foregoing, in an emergency, Landlord may exercise its right to make such repairs under the immediately preceding sentence without any prior notice to Tenant. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith on demand, pay to Landlord as Additional Rent the reasonable cost thereof together with interest thereon at the rate specified in Section 16.17, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

Article IX
ALTERATIONS

9.1 Landlord’s Approval

(a) Tenant covenants and agrees not to make Alterations to the Premises (collectively “Alterations”), whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to Alterations which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable:

(b) for withholding approval of any Alterations which (i) in Landlord’s opinion might affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) are inconsistent, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building, or (v) will require unusual expense to readapt the Premises to normal office and laboratory use on Lease termination or increase the cost of construction or of

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

insurance or taxes on the Building or of the services called for by Article VII unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord; and

(c) subject to Tenant’s rights and obligations and the limitations set forth in Section 9.5 below, for making its approval conditional on Tenant’s agreement to restore the Premises to its condition prior to such alteration, addition, or improvement at the expiration or earlier termination of the Lease Term.

(d) Landlord’s review and approval of any such plans and specifications or under Exhibit 2.1 and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Project in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work, as Additional Rent, an amount equal to the sum of (i) $150.00 per hour, plus (ii) reasonable, actual third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. Such fee shall be payable in connection with Landlord’s review of plans or work relating to any assignment or subletting. The parties expressly agree that, notwithstanding the foregoing, the fees payable with respect to the initial improvements shall be as set forth in Exhibit 2.1.

9.2 Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3 Performance of Work, Governmental Permits and Insurance

All of Tenant’s Alterations and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Project or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease except (subject to Section 13.5) to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties. At Landlord’s election, for any future Alterations the cost of which is expected to exceed $500,000.00, Tenant shall cause its contractor to obtain and maintain: (i) a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve, and (ii) a lien bond, in recordable form, covering all work performed on the Premises. Tenant shall not be required to cause its contractor to obtain such bonds with respect to the initial improvements to be performed pursuant to Exhibit 2.1. In addition, Tenant shall cause each contractor to carry insurance in accordance with Schedule 1 of Exhibit 11.4-1 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any Alterations in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall, in accordance with Section 11.4, have the right to provide rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations of which Tenant has prior notice and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.4 Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Project and to discharge any such liens which may so attach within ten (10) days after notice thereof.

9.5 Nature of Alterations

All work, construction, repairs, Alterations or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Exhibit 2.1), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a) All trade fixtures and personal property whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b) At the expiration or earlier termination of the Lease Term, Tenant shall remove any Alterations made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1(b), provided, however, that Landlord shall only require Tenant to remove Alterations which are non-customary to general office or laboratory use or which have uniquely specialized requirements. Notwithstanding the foregoing, Tenant shall remove at the end of the Term the equipment listed on Exhibit 9.5-1, attached hereto and incorporated herein (collectively, the “Required Removables”). Upon such removal Tenant shall restore the Premises to their condition prior to such Alterations and repair any damage occasioned by such removal and restoration. Notwithstanding anything to the contrary herein contained, Tenant shall not, without obtaining Landlord’s prior written agreement (which agreement Landlord may withhold in its sole discretion), remove any of the items listed on Exhibit 9.5-2. (collectively, “Installations which Must Remain”).

(c) If Tenant shall make any Alterations to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such Alterations and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such Alterations, the provisions of Section 9.1 being applicable to any such work.

9.6 Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall result from Alterations to the Premises made by Tenant after the Rent Commencement Date if the taxing authority specifically determines such increase results from such Alterations made by Tenant.

9.7 Alterations Permitted Without Landlord’s Consent.

Notwithstanding anything to the contrary herein contained, Tenant shall have the right without obtaining the prior consent of Landlord, but upon prior notice to Landlord as provided below, to make Alterations to the Premises where: (i) the same are within the interior of the Premises, and do not affect the exterior of the Building and do not affect any of the Building’s systems or the ceiling of the Premises; (ii) the same do not affect the roof or any structural element of the Building, or the fire protection systems of the Building; (iii) the cost of any individual Alteration shall not exceed $100,000.00 in cost; (iv) Tenant shall comply with the provisions of this Lease, and if such work increases the cost of insurance or taxes, Tenant shall pay for any such increase in cost; and (v) Tenant gives Landlord at least five (5) business days’ prior notice describing such work in reasonable detail, accompanied by copies of plans and specifications therefor (to the extent plans and specifications are typically prepared in accordance with such work).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Article X
PARKING

10.1 Parking Privileges

(a) Number. Commencing as of the Occupancy Date, and continuing thereafter throughout the Term of this Lease, Tenant shall be entitled to monthly parking privileges (“Parking Privileges”) for .7 automobiles per 1,000 Rentable Floor Area of the Premises (i.e., forty-six (46) passenger automobiles) for the parking by Tenant’s employees and business invitees of motor vehicles in unreserved stalls in the Parking Facilities, as hereinafter defined. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the number of parking privileges provided to Tenant shall be reduced proportionately.

(b) Parking Facilities. The “Parking Facilities” shall be in the structured parking facilities in the Project (“On-Site Garage”), except that, at Landlord’s election (which may be exercised, from time to time during the Lease Term), up to fifty (50%) percent of the Parking Privileges will allow the Tenant employee holding such Parking Privileges to park at one of the following locations (“Alternative Parking Facilities”):

(i) Trilogy; or

(ii) Van Ness.

10.2 Parking Charges

Tenant shall pay to Landlord, the owner of the applicable Alternative Parking Facility, or, if directed by Landlord or such owner (if applicable), to the operator of the Parking Facility in question (each, sometimes referred to as a “Parking Facilities Manager”) fees for such parking privileges (“Parking Fees”) at the monthly rates from time to time charged by the applicable Parking Facility Manager, which rates shall not be in excess of market rates. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by Tenant of the parking privileges referred to herein, and not for any other service. Tenant’s failure to make payment when due to the applicable Parking Facilities Manager shall be considered to be a failure in the payment of rent hereunder for which Landlord shall have all its rights and remedies under this Lease and at law and in equity.

10.3 Parking Facilities Operation

Unless otherwise determined by the applicable Parking Facilities Manager, each of the Parking Facilities are to be operated on a self-parking basis, and Tenant shall be obligated to park and remove its own automobiles, and Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available stalls; provided, however, that Tenant’s right to park in the On-Site Garage shall be limited to any available stalls on levels P3 - P6 of the On-Site Garage. Tenant’s access and use privileges with respect to each of the Parking Facilities shall be in accordance with regulations of uniform applicability to the users of such Parking Facility, from time to time established by the applicable Parking Facilities Manager. Overnight parking is not permitted in any of the Parking Facilities. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the applicable

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Parking Facility, for each parking privilege paid for by Tenant. Tenant shall supply Parking Facilities Manager with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to Parking Facilities Manager monthly indicating changes thereto. Any automobile found parked in any of the Parking Facilities during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). Each of the Parking Facilities Managers may institute at no additional cost to Tenant beyond the Parking Fees a so-called valet parking program for the Parking Facility which it operates, and in such event Tenant shall cooperate in all respects with such program. The Parking Facility Manager of the On-Site Garage shall have the right to alter the On-Site Garage, which it operates as it sees fit and in such case to change in the On-Site Garage, including the reduction in area of the same so long as Tenant’s Parking Privileges are not diminished or materially adversely affected, but subject to Landlord’s rights pursuant to this Article X. Other than a loss of Parking Privileges by reason of a Casualty, a Taking, or a temporary closure due to Force Majeure, it shall be deemed a material default of Landlord if there is a total loss of Tenant’s Parking Privileges.

10.4 Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Parking Facilities Manager with respect to the use of the Parking Facilities in accordance with Section 10.4. Except to the extent of its negligence or willful misconduct, Parking Facilities Manager does not assume any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from Parking Facilities Manager, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

Article XI
CERTAIN TENANT COVENANTS

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1 Rent.

To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises therefor except as otherwise provided in Article VII and, as further Additional Rent, all charges for additional and special services rendered pursuant to Article VII.

11.2 Use.

(a) Permitted Use. To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Building or the Project and not to permit in the

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Premises any auction sale or, except in compliance with the provisions of Section 11.17 hereof, flammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as an office and laboratory building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive taking into account the Permitted Use of the Premises (as determined in Landlord’s reasonable discretion based upon written complaints received from other occupants of the Building or Project), contrary to Legal Requirements or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Tenant shall use all service and utility areas (whether or not a part of the Premises) only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable Legal Requirements or Insurance Requirements.

(b) Vivarium. Tenant shall be responsible, at its sole expense, for the operation of a vivarium (“Tenant’s Vivarium”) located within the Premises in accordance with all Legal Requirements, with the standards for the operation of vivariums promulgated by the American Association for Laboratory Care, or its successor, and with best industry practices. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of Tenant’s Vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of Tenant’s Vivarium so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation.

(c) Transportation of Animals. No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building except as provided in this Section 11.2. All deliveries of animals or animal food or supplies to Tenant at the Building shall be made prior to 11:00 a.m. No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 6:00 p.m. and 7:00 a.m. At all times that animals are transported within the Common Areas, they shall be transported in an appropriate cage or other container so that no animals are visible and such container is labeled or marked in a manner which does not indicate that it contains an animal. At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevators.

(d) Vacancy by Tenant. Notwithstanding anything to the contrary contained in the Lease, if Tenant shall abandon or vacate the entire Premises, other than by reason of a Casualty, a Taking, the performance of Alterations in the Premises or a temporary closure due to Force Majeure, for a period of not less than one hundred eighty (180) days, then Landlord shall have the right to terminate this Lease upon written notice to Tenant.

11.3 Signage and Items Visible Outside of the Premises

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Project used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises. Notwithstanding the foregoing, Tenant shall be entitled to install: (i) a listing of Tenant’s name on any tenant directory in the main lobby of the Building, (ii) Tenant’s name on building standard way-finding signage in the elevator lobbies on the eighth (8th) and ninth (9th) floors, and (iii) Tenant identification signage (which shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld) at the entrances to the Premises on the eighth (8th) and ninth (9th) floors. Such signage shall be at Tenant’s sole expense, except that: (i) Tenant may apply Landlord’s Allowance to such costs, and (ii) the initial listing way-finding signage and listing on any building directory in the main lobby of the Building shall be at Landlord’s expense.

11.4 Rules and Regulations

To comply with the Rules and Regulations attached hereto as Exhibit 11.4, the Construction Rules and Regulations attached hereto as Exhibit 11.4-1, the Loading Dock Rules and Regulations attached hereto as Exhibit 11.4-2, and all other reasonable rules and regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Project and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations. In the event of any conflict between any rule or regulation promulgated by Landlord and the provisions of this Lease, the provisions of this Lease shall control. Landlord shall enforce such Rules and Regulations in a non-discriminatory manner unless differing circumstances justify differing treatment.

11.5 Licenses and Permits

To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use and those safety appliances included in the Base Building Plans and Specifications, and to procure all licenses and permits so required because of any use made by Tenant other than Land Use Permits (as hereinafter defined), and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use. “Land Use Permits” shall be defined as any zoning approvals, the building permit for Landlord’s Work, a certificate of occupancy for Landlord’s Work and any other governmental land use approvals or permits required to allow the Building to be used for office and laboratory uses.

11.6 Floor Load

Not to place a load upon any floor in the Premises exceeding the live load (including partitions) per square foot of floor area for which the Building is designed; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.7 Taxes on Personal Property

To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.8 Payment of Legal Fees

In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

11.9 Compliance with Law

Tenant shall, and shall cause all Tenant Parties to, comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) now or hereafter in force which shall impose a duty on Landlord or Tenant relating to the operation of Tenant’s business and/or the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include ensuring that all contractors (including subcontractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.9. Notwithstanding the foregoing, Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building, the Base Building (as hereinafter defined), or to add, install or upgrade any Building systems, unless the same are required by Legal Requirements as a result of or in connection with:

(i) Tenant’s use or occupancy of the Premises, provided, however, that Tenant shall not be required to make such Alterations if the same are required for general office use or for laboratory uses which are applicable to all laboratory tenants in the Building, or

(ii) Alterations performed or requested by Tenant (excluding Landlord’s Work), or

(iii) arising from the negligence or willful misconduct of Tenant, its agents, contractors or employees.

“Base Building” shall include the structural portions of the Building, the public restrooms, Common Areas and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Notwithstanding the foregoing, Landlord shall be responsible during the Term for maintaining the Common Areas and all paths of travel in Common Areas in compliance with all Legal

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Requirements, including, without limitation, the ADA and the rules and regulations promulgated thereunder and any Legal Requirements related to life safety or building codes.

11.10 Reserved

11.11 Transportation Access Plan Agreement

Tenant acknowledges that the Project is subject to a Transportation Access Plan Agreement dated May 5, 2017, with The City of Boston Transportation Department, as amended and restated in its entirety by that certain Transportation Access Plan Agreement Amendment dated December 4, 2019 (collectively, as the same may be amended from time to time, the “TAPA”), and Tenant hereby acknowledges that Landlord is required to comply with the TAPA for the Project. Tenant is encouraged (but not required) to join the MASCO Transportation Management Association. In addition, Tenant shall (i) promote and encourage employees of Tenant and other occupants of the Premises to rideshare or carpool, (ii) promote and encourage employees to use public transportation and other alternative modes of transportation to commute to the Premises, and (iii) provide transit directions and transit schedules on its website to encourage the use of public transportation for trips to the Premises and to make transit maps and schedules available on-site; provided that if at any time the TAPA no longer obligates Landlord to include any of the foregoing provisions in this Lease, then Tenant shall have no further obligation to comply with the same. Tenant shall reasonably cooperate with Landlord (at no cost to Tenant) in programs and other activities initiated by Landlord to comply with Landlord’s obligations under the TAPA, including without limitation, participating in Landlord surveys of employee commuting modes (provided however, the Tenant shall not be obligated to provide Landlord with any personally identifying information about its employees). Tenant acknowledges receipt of a copy of the TAPA prior to the execution of this Lease.

11.12 OFAC

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor to Tenant’s knowledge is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor to Tenant’s knowledge is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and warranties shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

11.13 Permits and Approvals

Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises and/or Tenant’s Rooftop Equipment (as hereinafter defined), and in any event shall not undertake any operations or use of Tenant’s Rooftop Equipment unless all applicable permits and approvals are in place. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) business days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Lease Term, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 11.13, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, State or Municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Project from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure (provided that Landlord may waive such requirement at the time of any such contest if Tenant demonstrates adequate creditworthiness as determined in Landlord’s reasonable discretion), (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Project. Nothing contained in this Section 11.13 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

11.14 Premises Cleaning; Pest Control

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Tenant shall be responsible, at its sole cost and expense for: (i) janitorial services within the laboratory portions of the Premises, (ii) removing trash from the entire Premises to the common dumpster designated by Landlord, and (iii) providing biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by Legal Requirements), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Landlord shall provide a dumpster and/or compactor at the Building loading dock for Tenant’s disposal of non-hazardous and non-controlled substances. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

11.15 Hazardous Materials

(a) Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 11.15(a) attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’, in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. The control areas shall consist of:

(i) Intentionally omitted;

(ii) one or two (at Tenant’s election) control areas to be located in the Premises on the eighth (8th) floor of the Building and designed and installed by Tenant as part of Tenant’s Work, in which Tenant may store an amount of Hazardous Materials equal to all the Hazardous Materials permitted by applicable Legal Requirements to be stored in control areas on the eighth (8th) floor of the Building; and

(iii) one control area to be located in the Premises on the ninth (9th) floor of the Building and designed and installed by Tenant as part of Tenant’s Work, in which Tenant may store an amount of Hazardous Materials equal to 50% of all the Hazardous Materials permitted by applicable Legal Requirements to be stored in control areas on the ninth (9th) floor of the Building.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In no event shall the types and quantities of Hazardous Materials that Tenant is permitted to keep or store in any control area contained within the Premises be reduced as a result of Landlord granting rights to other tenants in the Building to keep or store Hazardous Materials in so-called “controlled areas” or by any other act or omission of Landlord (other than any action taken by Landlord based upon a default by Tenant in its obligations under the Lease and any action by Landlord in exercising a right which Landlord has to terminate the Lease, as set forth herein. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Occupancy Date, and on any earlier date during the twelve- (12)-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 11.15. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

(b) Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority (collectively, “Governmental Authorities”) having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Boston and any insurer of the Building or the Premises in each case with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

(c) Hazardous Material De fined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law or other chemical or biological materials used in the operation of the Premises.

(d) Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable Governmental Authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term any permit required by any such applicable Governmental Authority.

(e) Testing. If any Mortgagee or Governmental Authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord within thirty (30) days after written demand, as Additional Rent, for the reasonable costs thereof, together with interest at the Lease Interest Rate until paid in full. Tenant shall execute certifications as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property as a result of the activities of Tenant or any Tenant Parties. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises by Tenant or any Tenant Parties in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties. Tenant shall pay all reasonable costs of such tests if such tests reveal that Tenant or any Tenant Party has caused Hazardous Materials to exist at the Premises in violation of this Lease or any Legal Requirement. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Expenses), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

(f) Environmental Questionnaires. Tenant shall, prior to commencing to use the Premises, or any portion thereof, for the Permitted Use, complete an Environmental Questionnaire, as hereinafter defined, and submit such completed Environmental Questionnaire for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. In addition, Landlord shall have the right, from time to time, to require Tenant to complete and submit to Landlord an updated Environmental Questionnaire. Landlord may request that Tenant update its answers to Environmental Questionnaires no more often than one time every twelve (12) months, unless Landlord has a reasonable basis for believing that Tenant is then in violation of any of the provisions of this Lease relating to Hazardous Materials. If Landlord reasonably disapproves any of Tenant’s answers to any question in an Environmental Questionnaire, then Tenant shall, within

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

five (5) business days of Landlord advises Tenant of its disapproval to such answer, submit to Landlord a revised answer addressing Landlord’s disapproval. An “Environmental Questionnaire” shall be in the form attached hereto as Exhibit 11.15(f), except that Landlord may, from time to time, make reasonable revisions to such form.

(g) Indemnity; Remediation. Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under Sections 11.13 through 11.15. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section.

(1) The indemnification and hold harmless obligations of Tenant under this Section shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property is caused by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

(2) Without limiting the obligations set forth above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(3) In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, Annual Fixed Rent and Additional Rent in accordance with the rates set forth in Section 16.18 below; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(4) The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(h) Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

(i) Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

11.16 Landlord’s Representations, Covenants and Indemnity.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a) Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in clause (c) below), except to the extent (if any) as may be disclosed in the environmental assessment reports listed on Exhibit 11.16 attached hereto, which have been made available by Landlord to Tenant (the “Disclosed Materials”), there exist, as of the Effective Date of this Lease, no Hazardous Materials on the Land which are in violation of applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws. Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring any Hazardous Materials in or on to the Building or the Land or discharge any Hazardous Materials in or on to the Building or the Land which are, in either case, in violation of applicable Environmental Laws. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 11.16(a).

(b) Landlord Remediation. If Hazardous Materials are discovered in, on or under the Land which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article XI, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

(c) To the Best of Landlord’s Knowledge. The phrase “to the Best of Landlord’s Knowledge” under shall mean the best of the knowledge of Abe Menzin, Landlord’s Development Manager.

(d) Land. For purposes of this Section 11.16, the defined term “Land” includes only the real property described in Exhibit 1.2-2, and expressly excludes any improvements located thereon.

Article XII
ASSIGNMENT AND SUBLETTING

12.1 Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not directly or indirectly assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises (any such assignment, mortgage, pledge, hypothecation, transfer, and sublease being referred to herein sometimes as a “Transfer”. Any Transfer not expressly permitted in or consented to by Landlord under this Article XII shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

12.2 Tenant’s Notice

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet the whole or any portion of the Premises, Tenant shall give Landlord notice

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 12.4 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed subletting identifies the portion of the Premises to be sublet (“Affected Portion”), (e) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, all other information necessary to make the determination referred to in said Section 12.4 and (f) in the case of a proposed assignment or subletting pursuant to Section 12.5 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.5.

12.3 Landlord’s Termination Right

Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease (i) as to the Affected Portion for the term of the proposed sublease, and (ii) with respect to the entire Premises in the case of a proposed assignment, as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) through the end of the term of the proposed sublease or assignment shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. For avoidance of doubt, if a proposed sublease, for example, is for a proposed term from Rent Year 7 through the end of Rent Year 8, Tenant shall recommence its lease of the Affected Portion as of Rent Year 9 on the terms and conditions and for the remaining term set forth in this Lease. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 12.4, 12.6 and 12.7 shall be applicable. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.5. Notwithstanding the foregoing to the contrary, Landlord’s recapture rights under this Section 12.3 shall not apply to any Initial Subleases (as hereinafter defined). An “Initial Sublease” shall be defined as a sublease for any portion of the Premises located on the eighth (8th) floor of the Building, the term of which (i) commences prior to the date three (3) years after the Rent Commencement Date, and (ii) expires no later than five (5) years after the commencement date of the applicable Initial Sublease (including all extension and renewal options).

12.4 Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

any or timely notice under Section 12.3, then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole or any portion of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a) the proposed assignee or subtenant is a tenant in the Building or elsewhere in the Project if Landlord has, or reasonably expects to have at the time of the proposed commencement and during the term of the proposed sublease, comparable space available in the Building, or is (or within the previous sixty (60) days has been) in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere in the Project or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b) the proposed assignee or subtenant (i) is not of good character and reputation or (ii) will use the Premises for, and does not have reasonable experience in, the operation and management of research and development and laboratory purposes, including vivariums, in first-class office and laboratory buildings, or

(c) the proposed assignee or subtenant does not possess adequate financial capability to perform Tenant obligations as and when due or required, or

(d) the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Operating Expenses for the Building beyond that which Landlord now incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f) there shall be existing an Event of Default (defined in Section 15.1), or

(g) any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h) the holder of any mortgage on property which includes the Premises has a contractual right to approve the assignment or sublease and does not approve of the proposed assignment or sublease, or

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i) due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Project.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred eighty (180) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.2 shall be applicable.

12.5 Permitted Transfers

(a) Notwithstanding the foregoing provisions of Sections 12.1, 12.3 and 12.4 above, but subject to the provisions of Sections 12.6 and 12.7 below, Tenant shall have the right, without obtaining Landlord’s consent, to assign this Lease or to sublet the Premises (in whole or in part) to any Permitted Transferee, as hereinafter defined (any such assignment and sublease being referred to herein as a “Permitted Transfer”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. “Permitted Transferee” shall be defined as: (i) any Successor Entity, (ii) any Tenant Affiliate, and (iii) any TRV Fund Entity, each as hereinafter defined.

(b) A “Successor Entity” shall be defined as any entity which (i) which purchases all or substantially all of the assets of Tenant, (ii) which purchases all or substantially all of the stock of (or other membership interests in) Tenant or (iii) which merges or combines with Tenant, provided that the entity to which this Lease is so assigned or which so sublets the Premises, together with any Guarantor of Tenant’s obligations under the Lease, has a credit worthiness (e.g., assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the creditworthiness of Tenant and the Guarantor as of the date of such Permitted Transfer.

(c) A “Tenant Affiliate” shall be defined as: (i) any entity which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant. If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary, then such parent or subsidiary shall no longer be considered as a Tenant Affiliate and such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

(d) A “TRV Fund Entity” shall be an entity that is a portfolio company of a fund that is managed by Third Rock Ventures, LLC (a “TRV Fund”), provided that (i) such TRV Fund has the right to appoint a representative to the board of directors of such portfolio company, (ii) such TRV Fund owns more than thirty-five percent (35%) of the outstanding preferred stock of such portfolio company, and (iii) further provided that in the case of an assignment only, such entity, together with any Guarantor of Tenant’s obligations under the Lease satisfies the terms of Section 12.4(c) above.

12.6 Profit on Subleasing or Assignment

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In the case of any assignment or subleasing as to which Landlord may consent (other than a Permitted Transfer) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant for such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees, free rent, architect and engineer fees and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

12.7 Additional Conditions

(a) It shall be a condition of the validity of any assignment or subletting consented to under Section 12.4 above, or any Permitted Transfer, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 12.5, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Article XII hereof and (c) to indemnify the Landlord Parties as provided in Section 13.1 hereof. Such assignment or subletting shall not relieve Tenant named herein of any of the obligations of Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(b) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request, subject to the terms of Section 4.4.

(c) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time during the continuance of an Event of Default, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Article XII hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, Tenant herein named to remain primarily liable under this Lease.

(d) The consent by Landlord to an assignment or subletting under Section 12.4 above, or the consummation of an assignment or subletting of right under Section 12.5 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(e) Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible (except in the event Landlord exercises its right under Section 12.3), at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting and the cost to make the Affected Portion a self-contained rental unit (including installing any required common corridors).

Article XIII
INDEMNITY AND INSURANCE

13.1 Tenant’s Insurance

(a) Liability Insurance. Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate annually on a per location basis, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000.00) per occurrence and in the aggregate on a per location basis. Such policies shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations and claims arising from Tenant’s use of the Generator. Such insurance policy(ies) shall include coverage for hostile fire, and terrorism, and the policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

or under them, as well as Landlord’s Lender/mortgagee where warranted, if any, as additional insureds on a primary and non-contributory basis.

(b) Property Insurance. Tenant shall procure and maintain throughout the Term a property insurance policy on a special cause of loss form or its equivalent including coverage for flood, earthquake and terrorism in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements” and Tenant’s Work), and (ii) all of Tenant’s furniture, machinery and equipment, fixtures, contents (including animals and related research materials) and personal property of Tenant, which may be in or upon the Premises or the Building, including without limitation Tenant’s Rooftop Equipment (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(2) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Business Interruption Insurance. Tenant shall procure and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business-related losses during such twelve-(12)- month period or such greater time period as Tenant may desire; however, in no event shall Tenant look to Landlord for Tenant business interruption losses whether insured or not, including any expenses relating to research costs and related losses, if any.

(d) Builders Risk Insurance. During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e) Worker s Compensation. Tenant shall procure and maintain worker’s compensation insurance to meet statutory requirements and include coverage for employer’s liability insurance.

(f) Automobile Liability Insurance. Tenant shall procure and maintain auto liability coverage for all Tenant-owned, hired, and non-owned vehicles, with a combined single of not less than One Million Dollars ($1,000,000.00) each accident for bodily injury and property damage.

(g) Intentionally Ommited.

(1) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(2) Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 11.4-1 attached hereto.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(3) The insurance required pursuant to Sections 13.1(a), (b), (c), (d), (e), (f), and (g), etc. (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-X” by the then current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or materially reduced without at least thirty (30) days’ prior written notice to Tenant and Landlord; provided, however, to the extent Tenant’s insurer will not provide such notice to Landlord, Tenant shall be obligated to provide Landlord with thirty (30) days prior written notice of any cancellation or material reduction. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of (x) $25,000.00 or (y) commercially reasonable amounts. Tenant’s insurance policies may be maintained on blanket policies and/or programs, provided that by doing so, the insurance provided is not diminished or reduced and such coverage will meet the location specific insurance requirements herein. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord certificates of insurance as evidence of all insurance coverage required of Tenant herein issued by the respective insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents to the extent required to be delivered to Landlord.

13.2 Indemnification

Subject to Section 13.5, except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a) Tenant’s breach of any covenant or obligation under this Lease;

(b) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in or upon the Premises;

(c) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) in the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

13.3 Property of Tenant

Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property (and related operations/business interruption and related research exposure) at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 13.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

13.4 Limitation of Landlord’s Liability for Damage or Injury

Landlord shall not be liable for any injury or damage to persons, animals or property including, business interruption, research, and/or related sturdies, resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 13.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building, subject to Landlord’s Warranty.

13.5 Waiver of Subrogation; Mutual Release

Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or the Project (for so long as the building commonly known as 401 Park Drive is owned by Landlord or an affiliate of Landlord) or any improvements thereto, or any business and/or personal property of such party therein, including any related business interruption, which is insured against under any Property (as defined in Sections 13.1) policy or any self-insurance maintained (or required to be maintained) by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any such policies policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained (including deductibles and/or self-insurance), including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies (including self-insurance where applicable) necessary to implement the foregoing provisions.

13.6 Tenant’s Acts--Effect on Insurance

Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for any increases in the rate of insurance unless such increases arise from Tenant’s manner of use of the Premises (as opposed to Tenant’s use of the Premises for the Permitted Uses). If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Lease Interest Rate until paid in full, within ten (10) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises in violation of the terms of this Lease.

13.7 Landlord’s Insurance.

(a) Required insurance. Landlord shall carry at all times during the Term of this Lease (a) commercial general liability insurance with respect to the Building, the Land and the Common Areas in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (b) with respect to the Building, excluding Tenant-Insured Improvements and alterations made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first-class office/research/laboratory buildings in the Longwood/Fenway area or which are required by any Mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls, and (c) rent interruption insurance covering at least twelve (12) months. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (ii) may be written with commercially reasonable deductibles as determined by Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Project as is consistent with the insurance maintained by Landlord or affiliates of Landlord for similar first-class office/research/laboratory buildings in the Longwood/Fenway area, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or the Project. The cost of all such additional insurance shall also be part of the Operating Expenses for the Building.

(c) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants except (subject to Section 13.5) to the extent caused by Landlord’s negligence or willful misconduct. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Article XIV
FIRE, CASUALTY AND TAKING

14.1 Damage

If the Premises are damaged in whole or part because of fire or other casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 14.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of the holders of any mortgages, the lessors under any ground leases, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within fifteen (15) months after the Casualty or Taking with respect to substantial reconstruction of at least fifty percent (50%) of the Building, or, within two hundred seventy (270) days after the Casualty or Taking in the case of restoration of less than fifty percent (50%) of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to the holder of any mortgagee) less all costs and expenses, including reasonable adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Expenses Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 14.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

14.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii) more than thirty-five percent (35%) of the Building is damaged by Casualty; or

(iii) if an uninsured Casualty occurs and the cost of the restoration of such uninsured Casualty is expected to exceed ten percent (10%) of the replacement cost of the Building; or

(iv) if the estimated time to complete restoration exceeds fifteen (15) months from the date of the Casualty, such termination notice, to be effective, must be received by Tenant on or before the date what is sixty (60) days after the Casualty or the Taking, as applicable.

(b) Tenant’s Termination Right. If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 14.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 14.2(b) and in Section 14.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Section 14 if the Casualty was caused by the intentional misconduct of any Tenant Party.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than ten percent (10%) of the floor area of the laboratory area of the Premises or more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000.00 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other which notice, to be effective, shall be given on or before the date which is sixty (60) days after the such Casualty or Taking. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease on or before the date that is thirty (30) days after Landlord first learns of such insufficient insurance proceeds. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice. Notwithstanding anything to the contrary contained in this Section 14, in no event may Tenant elect to terminate this Lease hereunder if the Casualty that would otherwise give rise to such right results from the gross negligence or willful misconduct of Tenant, its agents, contractors, or employees.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

14.3 Rent Abatement

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Fixed Rent, Operating Expenses and Taxes based upon the degree to which Tenant ‘s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the earlier to occur of:

(a) the date Tenant begins to conduct its business in the portion of the Premises impaired by reason of such Casualty; and

(b) the date which is one hundred twenty (120) days following the later of:

(i) substantial completion of any repair and restoration work to be performed by Landlord within the Premises, and

(ii) substantial completion of any repair and restoration work to be performed by Landlord with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially adversely affects Tenant’s use of, or access to, the Premises.

14.4 Taking for Temporary Use

If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

14.5 Disposition of Awards

Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority. Notwithstanding the foregoing, Tenant shall be entitled to receive any award or payment from the condemning authority with respect to any Taking for temporary use, which award shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due. Time is of the essence with respect to Landlord’s and Tenant’s obligations under this Article XIV.

Article XV
DEFAULT

15.1 Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a) Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the same becomes due and payable, and such failure continues for five (5) days after written notice from Landlord thereof; or

(b) Tenant shall, in accordance with Section 16.24, fail to (i) pay the Balance of the Cash Security Deposit, or (ii) deliver the Balance of the Letter of Credit, on or before the date on which the same becomes due, and, in either case, such failure continues for five (5) business days after written notice from Landlord thereof; or

(c) Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(d) Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(e) Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s Work, in violation of Sections 9.3 or 11.15 or Exhibit 2.1 or a failure to observe the requirements of Section 11.2), and such failure continues for three (3) business days after notice from Landlord to Tenant thereof; or

(f) Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(g) The estate hereby created shall be taken on execution or by other process of law; or

(h) Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(i) Tenant shall judicially be declared bankrupt or insolvent according to law; or

(j) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(k) any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be dismissed within sixty (60) days after the institution of the same; or

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(l) Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; or

(m) Any default by Tenant which is expressly defined in this Lease as an “Event of Default”.

15.2 Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3 Continued Liability; Re-Letting

If this Lease is terminated for an Event of Default or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same (or Landlord re-enters the Premises as aforesaid) in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Laboratory Area shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Office Area, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Office Area.

15.4 Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tenant’s Tax Share under Section 5.2 and Tenant’s Expense Share under Section 6.3 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, Landlord may elect to collect from Tenant, by notice to Tenant, at the time this Lease is terminated under any of the provisions contained in this ARTICLE XV or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which Landlord may have incurred for and with respect to the collection of any of such rent. Notwithstanding any provision of this Lease to the contrary, except for Tenant’s obligations under Section 11.17 (Hazardous Materials) and Section 16.18 (Holdover), in no event shall Landlord or Tenant be liable under this Lease for any consequential, indirect or special damages or lost profits.

15.5 Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6 Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to Landlord for satisfaction of such claim, except as set forth in Section 16.17.

15.7 Tenant’s Self-Help Right

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

If Landlord shall at any time fail to perform any Tenant Self-Help Obligation, as hereinafter defined, and should such failure continue beyond the applicable grace period set forth in this Section, Tenant may, but shall not be obligated so to do, after ten (10) days’ written notice (except that, in the case of emergency or imminent threat to the safety of occupants in the Premises or material property damage within the Premises, upon such shorter notice as may be reasonably practicable under the circumstances), to and demand upon Landlord explicitly setting forth the basis for Tenant’s claim of default and specifying that Tenant intends to invoke Tenant’s rights under this Section 15.7 (“Tenant’s Self Help Notice”), and without waiving, or releasing Landlord from, any obligations of Landlord in this Lease contained, perform such Tenant Self-Help Obligation in such manner and to such extent as may be reasonably necessary. For the purposes hereof, “Tenant Self-Help Obligations” shall be defined as any service, maintenance or repair obligation that Landlord is obligated to provide or perform pursuant to the provisions of this Lease, except for any service, maintenance or repair which (a) requires work outside of the Premises (except for components of systems which may be located outside of the Premises but which exclusively serve the Premises, provided that Tenant’s exercise of its rights under this Section 15.7 will in no way affect Landlord’s operation of the Building or other tenants or occupants of the Building), or (b) might affect other tenants or occupants of the Building or the Project. All sums reasonably so incurred and paid by Tenant and all reasonable and necessary costs and expenses of Tenant incidental to Tenant’s proper exercise of self help rights pursuant to this Section 15.7, together with interest thereon at the Lease Interest Rate from the date of the making of such expenditures by Tenant, shall be payable to the Tenant within thirty (30) days of Tenant’s furnishing Landlord an invoice therefor, accompanied by reasonable substantiation, and Landlord covenants to pay any such sum or sums with interest as aforesaid if not timely paid. If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant’s invoice (together with supporting documentation), and Landlord has not, within thirty (30) days of its receipt of such invoice, given written notice to Tenant objecting to such demand and stating that Landlord has filed suit in a court of competent jurisdiction to determine whether or not Tenant had validly exercised its self-help right hereunder (or if Landlord has timely disputed Tenant’s invoice, has filed suit and has thereafter failed to pay Tenant the amount of any final, unappealable award against Landlord within thirty (30) days after the issuance thereof) then Tenant shall have the right to offset the amount of such sums demanded by Tenant (together with any attorneys’ fees and costs to which Tenant may be entitled pursuant to Section 11.8 if there has been a final, unappealable award against Landlord) against fifty (50%) percent of the Annual Fixed Rent payable under this Lease until offset in full.

Article XVI
MISCELLANEOUS PROVISIONS

16.1 Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2 Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3 Quiet Enjoyment

(a) This Lease is subject and subordinate to all matters of record as of the Effective Date. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

(b) Landlord shall have the right to subdivide the Project, and to enter into, and subject the Project to the terms and conditions of, a reciprocal easement agreement (“REA”), provided that such subdivision and REA shall not materially adversely affect Tenant’s rights or increase Tenant’s obligations hereunder. In connection with such subdivision, and REA, Tenant

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

shall, within ten (10) business days of Landlord’s written request, execute such commercially reasonable documents (which may be in recordable form) evidencing such subordination, consistent with the foregoing.

(c) Landlord shall have the right to establish a condominium (“Condominium”) and to subject the Project and this Lease to such Condominium, provided that such Condominium shall not materially adversely affect Tenant’s rights or increase Tenant’s obligations hereunder. In connection with the subordination of the Project and the Lease to such Condominium, Tenant shall, within ten (10) business days of Landlord’s written request, execute such commercially reasonable documents (which may be in recordable form) evidencing such subordination, consistent with the foregoing.

16.4 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord, Alterations made by Tenant; and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 16.4(a) shall survive the expiration or earlier termination of this Lease.

(b) Surrender Plan. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials,

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 16.18 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials (an “Industrial Hygienist Certification”) and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section 16.4(b) shall survive the expiration or earlier termination of the Term.

(c) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Subject to Section 9.5(c), Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

16.5 Brokerage

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the brokers, person or firm designated in Section 1.2 hereof; and in the event any claim is made against Landlord relative to Tenant’s dealings with brokers other than the brokers designated in Section 1.2 hereof, Tenant shall defend the claim

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the brokers, person or firm designated in Section 1.2 hereof; and in the event any claim is made against Tenant relative to Landlord’s dealings with brokers other than the brokers designated in Section 1.2 hereof, Landlord shall defend the claim against Tenant and save harmless and indemnify Tenant on account of actual loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the brokers, person or firm designated in Section 1.2 hereof.

16.6 Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7 Provisions Binding, etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his/her heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8 Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. Notwithstanding anything to the contrary in this Lease, the provisions of this Section shall not prohibit any disclosures required by securities laws.

16.9 Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this lease, and copies in like fashion to:

Samuels & Associates, 136 Brookline Avenue, Boston, MA 02215, Attn: Legal Department (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. The notice provisions of this Section are subject to the additional requirements of Section 16.14.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10 When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

16.11 Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12 Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building (or any part thereof) or on the fee interest (or any part thereof) held by Ground Lessor (as defined in Section 16.13 below), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of such mortgage enters into subordination, non-disturbance and recognition agreement with Tenant, in the standard form used by such holder, with such commercially reasonable changes as Tenant may request (“SNDA”), which may include an acknowledgment of Tenant’s offset rights set forth in Exhibit 2.1. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord or Ground Lessor, as applicable, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord or ground lessor, as applicable. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

16.13 Rights of Ground Lessor

Landlord and Tenant hereby acknowledge that the Building is subject to that certain Second Amended and Restated Construction, Development and Lease Agreement dated May 29, 2020, by and between ARE-MA Region NO. 87 Owner Limited Partnership (“Ground Lessor”), as landlord, and Landlord, as tenant (the “Existing Ground Lease”), notice of which is recorded in

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the Suffolk County Registry of Deeds in Book 63127, Page 306 (the “Notice of Ground Lease”). On or about the date hereof, Landlord, Ground Lessor and Tenant shall enter into a Recognition Agreement in the form attached hereto as Exhibit 16.13. If (a) Landlord enters into a new ground lease or extends the term of the Existing Ground Lease, or (b) Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such ground lease shall enter into a recognition agreement with Tenant simultaneously with (x) the amendment to the Existing Ground Lease or the new ground lease, as the case may be, or (y) the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease. Notwithstanding any provision of this Lease to the contrary, Landlord hereby represents and warrants to Tenant that the Permitted Use of the Premises as contemplated in this Lease is, and at all times during the Term, shall be, permitted and that the Permitted Use does not violate any of the terms, provisions or conditions of the Existing Ground Lease or the limitations on the permitted uses set forth in the 121A Designation (as defined in the Existing Ground Lease) affecting the Land.

16.14 Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a commercially reasonable amount of time to be mutually agreed upon between Tenant and such holder in an SNDA to obtain possession of the premises if the curing of such default requires the mortgagee or ground lessor to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit 16.14 then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15 Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a) That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, acquire possession of the Building; and

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Office Area and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Office Area or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if Lenders succeed to Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii). Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

16.16 Estoppel Certificate and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) business days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Office Area or the Project, or any potential purchaser of the Premises, the Office Area, or the Project (each an “Interested Party”) an estoppel certificate stating the status of any matter pertaining to this Lease reasonably requested, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

limited to, financial statements for the prior year. Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17 Self-Help

If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease within ten (10) days after written notice from Landlord (or such longer period of time as Tenant may reasonably require, so long as Tenant commences to cure such failure within such ten-(10)-day period and thereafter diligently prosecutes such cure to completion), Landlord may (but shall not be required to do so) make or cause such payment to made or act to be performed and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. Notwithstanding the foregoing, in an emergency, Landlord may exercise its rights under the immediately preceding sentence without any prior notice to Tenant. No act taken or payment made by Landlord pursuant to this Section 16.17 shall be deemed to waive, or release, Tenant from, any obligations of Tenant in this Lease contained. Landlord may exercise its rights under this Section 16.17 in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys ‘ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the Lease Interest Rate, as defined in Section 4.3, from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

16.18 Holding Over

(a) Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a daily use and occupancy charge in an amount equal to the greater of (x) the Hold Over Percentage (as hereinafter defined) of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the rate payable as of the last day of the Term under the terms of this Lease or (y) the fair market rental value of the Premises. In addition, if such holdover continues for more than thirty (30) days, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Office Area or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale,

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity. The “Hold Over Percentage” shall be (i) 150% for the first thirty (30) days of such holdover, (ii) 175% for the second thirty (30) days of such holdover, and (iii) 200% for any period of holdover after the first sixty (60) days.

(b) Subject to the provisions of this Section 16.18(b), the failure of Tenant or any Tenant Party to perform all of its obligations under Section 16.4 above, shall be deemed to be a holdover by Tenant after the expiration of the Term of this Lease. Notwithstanding the foregoing, in the event that (i) Tenant completes the Surrender Plan approved by Landlord, and delivers to Landlord the Industrial Hygienist Certification, but after the end of the Term it is discovered that there exist Hazardous Materials that have been introduced to the Building or the Land by any of the Tenant Parties, and (ii) the Premises are otherwise surrendered in accordance with the terms and conditions of this Lease on or prior to the expiration or earlier termination of the Term, then

(i) the provisions of Section 16.18(a) shall not be applicable to the period of time after the expiration or earlier of termination of this Lease which is required for Landlord to finish decommissioning the Premises and obtain an Industrial Hygienist Certification, but (y) Tenant shall be responsible for the costs and expenses incurred by Landlord to fully decommission the Premises and the Property in accordance with Section 16.4 above.

16.19 Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency or for normal cleaning and maintenance operations), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, Alterations thereto as may be necessary if Tenant fails to do so as required hereunder (but Landlord shall have no duty whatsoever to make any such inspections, repairs, Alterations except as otherwise provided in Sections 4.1, 8.1 and 8.2 and Exhibit 2.1); provided, however, that (except in the case of emergency) Landlord shall provide prior notice to Tenant before entering any laboratory portions of the Premises, Landlord shall comply with all reasonable safety requirements and guidelines for access to such laboratory portions of the Premises and Tenant shall have the right to accompany Landlord during any such entry into the laboratory portions of the Premises, and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

16.20 Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.21 Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.22 Limitations on Liability

(a) Landlord Liability. Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and Land and any sale, insurance or condemnation proceeds thereof (provided that Tenant’s right to reach insurance and condemnation proceeds shall be subordinate to Landlord’s right to use such proceeds for purposes of restoring the Building and the Project), and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Building or Land, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease (except as expressly set forth herein) or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable for any indirect or consequential damages or loss of profits or the like. In the event that Landlord shall be determined to have wrongfully withheld any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

(b) Tenant Liability. Landlord shall neither assert nor seek to enforce any claim against Tenant or any of the Tenant Parties for breach of this Lease or otherwise, other than against the assets and property of Tenant, the Cash Security Deposit and/or the Letter of Credit, and Landlord agrees to look solely to such assets and property and the Cash Security Deposit and/or the Letter of Credit for the satisfaction of any liability of Tenant or any Tenant Parties under this Lease. This Section 16.22 shall not limit any right that Landlord might otherwise have to obtain injunctive relief against Tenant. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

16.23 No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.24 Security Deposit

Tenant shall deliver to Landlord either (at Tenant’s election): (i) cash in the Security Deposit Amount, as set forth in Section 1.2 (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 16.24(a) below, or (ii) an irrevocable, unconditional, and negotiable letter of credit (the “Letter of Credit”) in said Security Deposit Amount satisfying the requirements of this Section 16.24. Landlord shall hold either the Cash Security Deposit or the Letter of Credit, as the case may be, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease in accordance with this Section 16.24, throughout the Term of this Lease (including the Extended Term(s), if applicable), subject to reduction in accordance with the provisions of this Section 16.24.

(a) Cash Security Deposit. If Tenant elects to deliver a Cash Security Deposit to Landlord: (i) Tenant shall, at the time of execution and delivery of this Lease to Landlord, pay to Landlord fifty percent (50%) of the Security Deposit Amount, and (ii) Tenant shall pay the remaining fifty percent (50%) of the Security Deposit Amount (“Balance of the Cash Security Deposit”) to Landlord on or before the date thirty (30) days after Landlord gives Landlord’s Estimated Delivery Date Notice, as defined in Section 1D(1) of Exhibit 2.1, to Tenant. Landlord shall hold the Cash Security Deposit, throughout the Term of this Lease (including any extension thereof), as security for the performance by Tenant of all obligations on the part of Tenant to be performed. Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord’s damages arising from any default on the part of Tenant that remains uncured after the expiration of all applicable notice and cure periods. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deliver cash to Landlord in an amount sufficient to restore such deposit to the full amount stated in Section 1.2 (as the same may have been reduced pursuant to Section 16.24). Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.24, to Tenant on or before the latest to occur of: (i) the end of the Term, (ii) the delivery by Tenant to Landlord of the Premises free and clear of all parties claiming under Tenant and in compliance with Section 16.4 of the Lease, and (iii) the satisfaction of all of Tenant’s obligations under Section 16.4 of the Lease. While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee for proper application of the deposit in accordance with the terms of this Section 16.24, and the return thereof in accordance herewith, and Landlord shall have no further liability therefor.

Neither the holder of a mortgage nor the landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received by such holder or ground lessor.

(b) Letter of Credit. If Tenant elects to deliver a Letter of Credit to Landlord: (i) Tenant shall, at the time of execution and delivery of this Lease to Landlord, deliver to Landlord a Letter of Credit satisfying the requirements of this Section 16.24 in the amount of fifty percent (50%) of the Security Deposit Amount (“Initial Letter of Credit”), and (ii) Tenant shall, on or before the date thirty (30) days after Landlord gives Landlord’s Estimated Delivery Date Notice, as defined in Section 1D(1) of Exhibit 2.1, to Tenant, deliver to either additional Letter of Credit satisfying the requirements of this Section 16.24 in the amount of fifty percent (50%) of the Security Deposit Amount, or an amendment to the Initial Letter of Credit, in form reasonably acceptable to Landlord, increasing the amount of the Initial Letter of Credit to the full Security Deposit Amount (in either case, the “Balance of the Letter of Credit”). Any Letter of Credit provided by Tenant to Landlord shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit 16.24, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge to Landlord, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.24. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received by such holder or ground Landlord.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with this Section 26.14.

(d) Cash Proceeds of Letter of Credit. Landlord shall hold the Cash Security Deposit, the Letter of Credit, the balance of proceeds remaining after a draw on Cash Security Deposit and/or the Letter of Credit, as the case may be (each sometimes hereinafter referred to collectively as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

(e) Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within forty-five (45) days after the latest to occur of: (i) the end of the Term, (ii) the delivery by Tenant to Landlord of the Premises free and clear of all parties claiming under Tenant and in compliance with Section 16.4 of the Lease, and (iii) the satisfaction of all of Tenant’s obligations under Section 16.4.

(f) Reduction of the Cash Security Deposit and/or Letter of Credit.

(i) On the conditions (the “Reduction Conditions”) that as of the applicable Effective Reduction Date, as hereinafter defined: (x) Tenant is then in full compliance with its obligations under the Lease, and (y) there has been no Event of Default during the twelve- (12)-month period immediately preceding such Effective Reduction Date, as it may be delayed, as hereinafter set forth (“Prior Default Condition”), then the amount of the Cash Security Deposit/Letter of Credit may be reduced in accordance with the below-listed schedule:

Effective Reduction Date	New Reduced Security Deposit Amount
First (1st) anniversary of the Rent Commencement Date:	[***]
Third (3rd) anniversary of the Rent Commencement Date:	[***]
Fifth (5th) anniversary of the Rent Commencement Date:	[***]

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii) The reduction in the Security Deposit shall be accomplished as follows: (a) for a Cash Security Deposit, Tenant shall request such reduction in a written notice to Landlord (the “Reduction Notice”), and if the Reduction Conditions have been met, Landlord shall, within ten (10) business days after Landlord’s receipt of such Reduction Notice, refund to Tenant a portion of the Cash Security Deposit which Landlord is then holding so that Landlord will be holding the reduced amount, as set forth above, and (b) for a Security Deposit in the form of a Letter of Credit, Tenant shall give a Reduction Notice to Landlord, and if the Reduction Conditions have been met, Landlord shall, within five (5) business days of its receipt of such Reduction Notice, so notify Tenant, whereupon Tenant shall deliver to Landlord either: (i) a substitute letter of credit (the “Substitute Letter of Credit”) in the applicable reduced amount, in form satisfying the requirements of this Section 16.24, or (ii) an amendment to the existing Letter of Credit, in form and substance reasonably acceptable to Landlord, reducing the amount of the existing Letter of Credit to the applicable reduced amount. If Tenant delivers to Landlord a Substitute Letter of Credit satisfying the foregoing requirements, as aforesaid, then Landlord shall exchange the existing Letter of Credit which Landlord is then holding for such Substitute Letter of Credit within five (5) business days after Landlord receives such Substitute Letter of Credit to Landlord. If Landlord declines to reduce the Security Deposit based upon the fact that any of the Reduction Conditions have not been satisfied, but Tenant subsequently satisfies the Reduction Conditions, then Tenant may submit a new Reduction Notice to Landlord for the reduction in the Security Deposit in accordance with the provisions of this Section 16.24. In such event, the Prior Default Condition shall be determined based on the twelve-(12)-month period immediately preceding the delayed Effective Reduction Date.

(iii) In no event shall the amount of the Cash Security Deposit or Letter of Credit held by Landlord ever be less than [***].

16.25 Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.26 Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.27 Signage

Landlord shall provide building standard signage in the standard graphics for the Building listing Tenant on all internal non-electronic directory(ies) for the Premises. The initial listing of Tenant’s name shall be at Landlord’s expense. Any changes or additions to such directory(ies) shall be at Tenant’s cost and expense. Tenant may install signage identifying Tenant, which may

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

include Tenant’s corporate logo and colors, on the entrance door to the Premises and/or within the Premises, which signage shall be subject to Landlord’s approval.

16.28 Landlord’s Future Redevelopment/Changes

Tenant acknowledges that Landlord intends to undertake a redevelopment of the Project that may include, among other changes, the replacement of the existing garage with a subsurface parking facility and the replacement of some of the existing retail and/or common areas of the Project with new construction (the “Redevelopment”). Notwithstanding any provision of the Lease to the contrary, Landlord and Tenant agree as follows:

(a) In connection with the Redevelopment:

(1) Landlord shall provide Tenant with reasonable advance notice prior to the commencement of the Redevelopment work.

(2) In carrying out any Redevelopment work, Landlord shall use commercially reasonable efforts to minimize any adverse effect upon, or interference with, the use and enjoyment by Tenant of the Premises.

(3) Landlord shall provide Tenant with reasonable advance notice of any work in connection with the Redevelopment planned in the immediate vicinity of the Premises or that will affect pedestrian access to the Premises or vehicular access to and from the Parking Facilities.

(4) At all times during the Redevelopment, Tenant shall have a reasonable means of access from a public street to the Premises and between the parking facilities in the Project to the Premises.

(5) At all times during the Redevelopment, Landlord shall provide parking within the Project, or in an offsite facility reasonably proximate to the Project, for not less than Tenant’s parking allocation.

(6) In connection with any installation, replacement or relocation of Project services, pipes, ducts, conduits, wires and/or appurtenant fixtures, Landlord shall not unreasonably interfere with Tenant’s use of the Premises, and any such installations, replacements and relocations in or about the Premises shall be located so far as practicable above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

(7) Throughout the Redevelopment, Landlord shall make available to Tenant a construction representative who is available on a 24-7 basis.

(b) Tenant acknowledges that the Project, and its mix of uses, may be altered, expanded, with facilities reduced or otherwise changed from time to time, and that Landlord reserves the right to modify the Project, to change the uses thereof, and to designate areas of the Project as Common Areas or common facilities, or as areas/facilities for the exclusive use of one or more occupants or one or more uses, all as more particularly set forth below.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) Landlord reserves for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, all structures and improvements and plazas and Common Areas and facilities in the Project. Without limitation of the foregoing, it is understood that in its sole discretion Landlord shall have the right to change and rearrange the Common Areas and facilities, to add to, change, relocate and eliminate such areas and facilities, to erect new buildings and structures thereon, to permit the use of or lease all or part thereof for exhibitions and displays, to sell, lease or dedicate all or part thereof to public use, and to configure the public and private roadways in the vicinity of the Project, subject to the issuance of necessary governmental approvals, which reconfigurations shall not be deemed to be eminent domain takings subject to the provisions of Article XIV of the Lease. Tenant’s rights under the Lease to use the Common Areas and facilities of the Project, and, if applicable, other areas outside the Premises, shall be subject to Landlord’s right to change or alter the same as set forth herein. Notwithstanding any provision hereof to the contrary, Landlord’s rights to change and rearrange the Common Areas and facilities of the Project pursuant to this Section 16.28(c) are subject to the following:

(1) Landlord shall not have the right to reduce or eliminate the showers or bicycle storage area or, except as expressly set forth in Section 2.2, the Roof Decks, to be provided by Landlord pursuant to Section 2.2, nor to eliminate the freight elevators or loading docks to be used by Tenant as set forth herein, but Landlord shall have the right to relocate the showers, bicycle storage area, freight elevators or loading docks to be used by Tenant within the Building;

(2) Landlord shall not have the right to reduce or suspend Tenant’s Parking Privileges except as expressly set forth in Article X;

(3) no such change or rearrangement shall materially adversely affect any of the utility services required to be provided by Landlord under the Lease or materially adversely affect any of the other services required to be provided by Landlord under this Lease; and

(4) no such change shall materially adversely interfere with Tenant’s access to and use of the Premises for the Permitted Use.

(d) Landlord reserves the right to add to, change or eliminate any services offered to the occupants of the Project from time to time; provided, however, that Landlord shall not change or eliminate any such services required to be provided by Landlord to Tenant pursuant to the Lease.

(e) Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the exercise of Landlord’s rights hereunder. If Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part under the Lease, by reason of any cause reasonably beyond Landlord’s control in connection with the exercise of its rights hereunder, Landlord shall not be liable to Tenant therefor, nor, subject to Tenant’s rights pursuant to Section 7.11, shall Tenant be entitled to any abatement or reduction of rent by reason thereof. Tenant shall not have the right to terminate the Lease due to the exercise of Landlord’s rights hereunder, nor shall the same give rise

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Without limitation of the foregoing, in no event shall Tenant seek injunctive or any similar relief, to stop, delay or modify the Redevelopment.

16.29 Rooftop Equipment

Subject to the terms of this Section 16.29, Tenant shall have the right to install, operate, maintain, repair and replace on the roof of the Office Area a satellite dish or antenna, and air conditioning equipment required for its operations in the Premises, together with access to use of available Office Area shafts, conduits and risers to connect to such equipment (collectively, the “Rooftop Equipment”). There shall be no additional charges or fees payable by Tenant in connection therewith. Tenant shall not install any Rooftop Equipment until Landlord shall have approved the size, location, weight and manner of attachment thereof, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s rights under this Section 16.29 shall be subject to all of the terms and conditions of this Lease, as well as the following additional conditions:

(1) Tenant shall be solely and exclusively responsible for all costs, expenses and charges, of every kind, of installing, operating, maintaining, repairing, replacing, and removing the Rooftop Equipment and, except to the extent resulting from the negligence or willful misconduct of Landlord, Landlord shall have no liability or obligation in connection therewith. Tenant shall enter into a service contract with a contractor reasonably approved by Landlord for the installation, operation, maintenance, repair, replacement and removal of the Rooftop Equipment, which contract shall be subject to Landlord’s reasonable approval.

(2) If, in the reasonable judgment of Landlord, any electrical, electromagnetic, radio frequency or other material interference shall result from the operation of any of the Rooftop Equipment, Tenant shall upon Landlord’s request shut down Tenant’s equipment upon twenty-four (24) hours prior notice to Tenant, which notice may be electronic if given to Dr. Dimitris Papoutsakis at dpapoutsakis@tangotx.com or such other person as designed by Tenant in writing from time to time; provided, however, if an emergency situation exists, which Landlord reasonably determines in its good faith discretion to be attributable to the Rooftop Equipment, Landlord shall immediately notify Tenant verbally, who shall act immediately to remedy the emergency situation. Should Tenant fail to so remedy said emergency situation, Landlord may then act to shut down Tenant’s equipment. Tenant agrees to cease operations of the Rooftop Equipment (except for intermittent testing on a schedule approved by Landlord) until the interference has been corrected to the reasonable satisfaction of Landlord. If such interference is caused by telecommunications equipment and has not been corrected to the reasonable satisfaction of Landlord within thirty (30) days, Landlord may require that Tenant immediately remove from the Roof the specific item of telecommunications equipment causing such interference.

(3) Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Equipment in a good and workmanlike manner, and in

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

compliance with all electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Office Area is located. Tenant shall reasonably cooperate generally with Landlord and other carriers to permit the Office Area’s rooftop to be and remain in compliance with all FCC and OSHA rules and regulations relating to radio frequency emission levels and maximum permissible exposure. Except to the extent resulting from Landlord’s negligence or willful misconduct, neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Rooftop Equipment or the roof area because of any act, omission or requirement of the public utility serving the Office Area, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Office Area or the roof area.

(4) Tenant shall be responsible for connecting the Rooftop Equipment to the Office Area’s utility systems and for the costs and expenses of all electricity consumed in connection with the Rooftop Equipment.

(5) Tenant shall not make any changes, alterations, or other improvements on or to the roof of the Office Area without Landlord’s prior written consent in each instance, which consent, Landlord may withhold at its discretion; provided, however, in connection with the installation, operation, maintenance, repair or replacement of the Rooftop Equipment, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed.

(6) Tenant shall have no right of access to the roof of the Office Area unless Tenant has given Landlord reasonable advance notice and unless Tenant’s representatives are accompanied by a representative of Landlord. Landlord will make a representative available to Tenant (i) during Normal Business Hours upon reasonable advance notice and (ii) during emergencies, as soon as practicable (taking into account the circumstances) after receipt of a request from Tenant.

(7) At the expiration or prior termination of this Lease, Tenant shall remove the Rooftop Equipment from the roof of the Office Area, and Tenant shall be responsible for the cost of repairing any damage to the roof of the Office Area caused by the installation or removal of the Rooftop Equipment or the exercise of Tenant’s rights under this Section 16.29.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(8) Tenant shall have no right to transfer or assign its rights under this Section 16.29, other than to a permitted assignee or sublessee of all or substantially all of the Premises.

(9) To the maximum extent permitted by law, the Rooftop Equipment and all other related installations shall be at the sole risk of Tenant, and except to the extent caused by negligent acts or willful misconduct by Landlord or its agents, employees or contractors, Landlord shall have no liability to Tenant in the event that the Rooftop Equipment or any related installations are damaged for any reason.

(10) Tenant shall comply with all Legal Requirement and Insurance Requirements in connection with Tenant’s exercise of its rights pursuant to this Section 16.29.

Landlord shall have the right not more than two (2) times during the Original Term and one (1) time during each Extension Term, if any, upon thirty (30) days’ notice to Tenant, to require Tenant to relocate the Rooftop Equipment to another area on the roof of the Office Area equally suitable for Tenant’s use. In such event, Tenant shall on or before the thirtieth (30th) day after Landlord gives such notice, relocate the Rooftop Equipment and Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection with said relocation and any resulting relocation of utility lines.

In addition to the indemnification provisions set forth in this Lease (which indemnification provisions shall be applicable to the use by Tenant of the Rooftop Equipment), except to the extent resulting from the negligence or willful misconduct of Landlord or its agents, employees or contractors, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity to the extent that the same arises out of or results from Tenant’s use of the Rooftop Equipment and the rights granted to Tenant and the performance of Tenant’s obligations under this Section 16.29.

16.30 Force Majeure

Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

16.31 Landlord’s REIT Requirements

Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of Sections 512(b)(3)

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under this Lease may not qualify as “rents from real property” or will otherwise constitute unrelated business taxable income or impermissible tenant services income within the meaning of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under the Lease as “rents from real property” and (b) to permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under this Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include but not be limited to a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (A) Tenant’s incurring more than de minimus additional liability under this Lease or (B) more than a de minimus negative change in the quality or level of Project operations or services rendered to Tenant under this Lease. For the avoidance of doubt, (i) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (A) and (B) are satisfied), then Landlord shall not be released from liability under this Lease with respect to the services so assigned; and (ii) nothing in this Section shall limit or otherwise affect Landlord’s ability to assign its entire interest in this Lease to any party as part of a conveyance of Landlord’s ownership interest in the Project.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

ARE-MA REGION NO. 87 TENANT, LLC,
a Delaware limited liability company

By: ARE-MA REGION NO. 87, LLC,
a Delaware limited liability company,
managing member

By: ARE-MA REGION NO. 87 MM, LLC,
a Delaware limited liability company,
managing member

By ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By: ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Allison Grochola
Its: SVP – Real Estate Legal Affairs

TENANT:

TANGO THERAPEUTICS, INC.,
a Delaware corporation

By: /s/ Barbara Weber

Barbara Weber
Chief Executive Officer

[x] I hereby certify that the signature, name, and title above are my signature, name and title

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXHIBITS

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